UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material under §240.14a-12
GENESEE & WYOMING INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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GENESEE & WYOMING INC.
April 8, 2019
Dear Fellow Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Genesee & Wyoming Inc. to be held at 10:00 a.m., Eastern Daylight Time, on Wednesday, May 22, 2019 at the Sheraton Stamford Hotel, 700 East Main Street, Stamford, Connecticut 06901. The notice and proxy statement for the annual meeting are attached to this letter and describe the business to be conducted at the annual meeting.
At this year’s annual meeting, the following matters are under consideration. We encourage you to carefully review the proxy materials and to vote:
•FOR the election of the three directors listed in the proxy statement;
•FOR the approval of a non-binding, advisory vote on the compensation paid to our named executive officers; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2019.
At the Annual Meeting, there will also be a report on the Company’s business, and stockholders will have an opportunity to ask questions.
In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about April 8, 2019 to our stockholders of record as of the close of business on April 1, 2019. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 5 of this proxy statement or in the Notice of Internet Availability of Proxy Materials.
To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you may vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials sent to you. We encourage you to vote by any of these methods even if you currently plan to attend the annual meeting. If you decide to attend, you can still vote your shares in person if you wish.
On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on May 22, 2019.

Very truly yours,

Allison M. Fergus
General Counsel and Corporate Secretary

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS OF GENESEE & WYOMING INC.
DATE AND TIME:	Wednesday, May 22, 2019 at 10:00 a.m., Eastern Daylight Time

PLACE:	Sheraton Stamford Hotel 700 E. Main Street Stamford, CT 06901

ITEMS OF BUSINESS:	The following matters of business are described in the accompanying proxy statement (the “Proxy Statement”):

1) Election of the three directors listed in the Proxy Statement;

2) A non-binding, advisory vote on the compensation paid to our named executive officers as described in this proxy statement;

3) Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

4) Such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on Monday, April 1, 2019 (the “Record Date”).

INTERNET AVAILABILITY:
A Notice of Internet Availability of Proxy Materials (the “Notice”) was sent on or about April 8, 2019 to our stockholders of record. We also provided Internet access to our proxy materials beginning on that date. If you received the Notice by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 5 of the Proxy Statement or in the Notice.

VOTING:
We urge you to participate in the annual meeting, either by attending and voting in person or by voting through other acceptable means as promptly as possible. You may vote by telephone, through the Internet or by mailing your completed and signed proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Your vote is important and we urge you to vote.

2018 ANNUAL REPORT:	A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 accompanies the Proxy Statement.

DISTRIBUTION:
This Notice of Annual Meeting of Stockholders and Proxy Statement, along with our Annual Report to stockholders, which includes our Form 10-K for our fiscal year ended December 31, 2018, and our related audited financial statements, are first being distributed or made available to stockholders, as the case may be, on or about April 8, 2019.

BY ORDER OF THE BOARD OF DIRECTORS

Allison M. Fergus
April 8, 2019	General Counsel and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 22, 2019. The following proxy materials are available for you to view online at www.proxyvote.com: (1) this proxy statement (including all attachments, if any); (2) our annual report for the year ended December 31, 2018 (which is not deemed to be part of the official proxy soliciting materials); and (3) any amendments to the foregoing materials that are required to be furnished to stockholders. In addition, if you have not received a copy of our proxy materials and would like to, you may download an electronic copy of our proxy materials or request a paper copy at www.proxyvote.com. You will also have the opportunity to request paper or email copies of our proxy materials for all future meetings.

GENESEE & WYOMING INC.
Principal Executive Offices:
20 West Avenue
Darien, Connecticut 06820
PROXY STATEMENT
Our Board of Directors, or the Board, is soliciting proxies to be voted at our annual meeting of stockholders to be held at the Sheraton Stamford Hotel, 700 East Main Street, Stamford, Connecticut 06901, on May 22, 2019, at 10:00 a.m., Eastern Daylight Time, or at any adjournments or postponements of the annual meeting.

QUESTIONS AND ANSWERS
ABOUT THE 2019 ANNUAL MEETING AND VOTING

WHY AM I BEING PROVIDED WITH THESE PROXY MATERIALS?
We have made this proxy statement and our annual report for the fiscal year ended December 31, 2018 (the “Annual Report” and, collectively with this proxy statement, the “Proxy Materials”) available to you on the Internet or, upon your request, have delivered printed versions of these materials and the proxy card to you by mail in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at our annual meeting of stockholders. Directors, officers and other Company employees may also solicit proxies by telephone or otherwise. We will bear the cost of this solicitation.

Our Board has fixed the close of business on April 1, 2019 as the record date (“Record Date”) for our annual meeting. Only stockholders as of the Record Date are entitled to notice of and to vote at our annual meeting or at any adjournments or postponements thereof, in person or by proxy. The Proxy Materials are being made available to you because you owned shares of our common stock as of the close of business on the Record Date. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed voting decision.

WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
Pursuant to rules adopted by the United States Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our Proxy Materials over the Internet. We believe that this e-proxy process will expedite our stockholders’ receipt of Proxy Materials, reduce the environmental impact of our annual meeting and lower the costs of printing and distributing our Proxy Materials. Accordingly, we expect to send a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 8, 2019 to stockholders entitled to vote at the annual meeting. If you receive the Notice by mail, you will not receive a printed copy of the Proxy Materials unless you specifically request a printed copy.
All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice, to download printable versions of the Proxy Materials from this website or to request and receive a printed copy of the Proxy Materials from us. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy from us may be found in the Notice. If you receive paper copies of the Proxy Materials, a proxy card will also be enclosed.

WHAT WILL I BE VOTING ON?

•	The election of the three directors listed herein (see page 6);

•	A non-binding, advisory vote on the compensation paid to our named executive officers as described in this Proxy Statement (see page 59);

•	The ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2019 (see page 61); and

•	Such other business as may properly come before our annual meeting or any adjournments or postponements of the meeting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?
The holders of a majority of the voting power of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (“Class B Common Stock”)

issued and outstanding and entitled to vote at the annual meeting, must be present in person or by proxy to hold our annual meeting.

HOW MANY SHARES ARE ENTITLED TO VOTE?
As of the close of business on April 1, 2019, there were 56,502,770 shares of our Class A Common Stock outstanding and entitled to vote and 417,138 shares of our Class B Common Stock outstanding and entitled to vote.

HOW MANY VOTES DO I HAVE?
If you are a holder of our Class A Common Stock, then you are entitled to one vote per share of Class A Common Stock that you held as of the close of business on April 1, 2019. If you are a holder of our Class B Common Stock, then you are entitled to ten votes per share of Class B Common Stock that you held as of the close of business on April 1, 2019. All matters expected to be voted on at our annual meeting will be voted on by the holders of our Class A Common Stock and Class B Common Stock, voting together as a single class.

HOW DOES THE BOARD RECOMMEND THAT I VOTE?
Our Board recommends that you vote your shares:

•	“FOR” each of the three director nominees to the Board set forth in this proxy statement;

•	“FOR” the approval, in a non-binding, advisory vote, of the compensation paid to our named executive officers as described in this Proxy Statement; and

•	“FOR” the ratification of the selection of PwC as our independent registered public accounting firm for 2019.
If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendations set forth above.

HOW DO I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING AND WHAT IS THE VOTING DEADLINE?
By Internet: You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit Control Number included on your Notice or your proxy card in order to vote by Internet.
By Telephone: You may submit your proxy by dialing (800) 690-6903. You will need the 16-digit Control Number included on your Notice or your proxy card in order to vote by telephone.
By Mail: If you have not already received a proxy card, you may request a hard copy of your Proxy Materials from us by following the instructions on your Notice. When you receive the proxy card, mark your selection on the proxy card, date and sign your name exactly as it appears on your proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. Mail the proxy card in the postage-paid envelope that will be provided to you.

If you hold your shares in “street name,” you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail, as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
Internet and telephone voting will close at 11:59 p.m. (Eastern Daylight Time) on May 21, 2019 for the voting of shares held by stockholders of record or held in “street name” and will close at 11:59 p.m. (Eastern Daylight Time) on May 20, 2019 for the voting of shares held by participants in our employee stock purchase plan.
Mailed proxy cards representing shares held by stockholders of record or held in “street name” must be received no later than May 21, 2019. Mailed proxy cards representing shares held by participants in our employee stock purchase plan must be received no later than May 20, 2019.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND IN “STREET NAME” AS A BENEFICIAL OWNER?
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “stockholder of record.” We have sent the Notice or, if requested, the Proxy Materials directly to you. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The

Notice, or Proxy Materials, if you elected to receive a hard copy, have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

HOW DO I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?
First, as described below, you must satisfy the requirements to attend the annual meeting. Then, if you are a stockholder of record, you must bring proof of identification along with your Notice or proof of ownership. If you hold shares in “street name,” you may vote them at the annual meeting only if you obtain a signed proxy from the record holder (the broker or other nominee) giving you the right to vote the shares. Shares held through our employee stock purchase plan cannot be voted in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by Internet or telephone or by proxy card, if you elected to receive a hard copy of your Proxy Materials, so that your vote will be counted, even if you later decide not to attend the annual meeting.

WHAT DO I NEED TO DO IF I WANT TO ATTEND THE ANNUAL MEETING?
You do not need to make a reservation to attend the annual meeting. However, you will need to demonstrate that you were a stockholder on the Record Date to be admitted to the meeting. If your shares are held in the name of your bank, broker or through our employee stock purchase plan or other holder of record, you will need to bring evidence of your beneficial stock ownership. If you do not have proof that you owned our stock as of the Record Date, you may not be admitted to the meeting. Attendance at the annual meeting is limited to our stockholders of record, participants of our employee stock purchase plan and beneficial owners, in each case as of the Record Date, members of their immediate families or their named representatives, as well as other invitees of the Company. We reserve the right to limit the number of representatives and immediate family members who may attend the meeting. Directions to the meeting are set forth on our website at https://ir.gwrr.com/annual-meeting.

CAN I CHANGE OR REVOKE MY VOTE?
Yes. If you are a stockholder of record or a participant in our employee stock purchase plan, you may revoke your proxy or change your vote at any time before your proxy is voted. The last vote cast is what counts. To revoke your proxy or change a vote previously submitted over the Internet, by telephone or by mail, you may simply vote again at a later time using any of the procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your proxy vote. Please keep in mind the voting deadlines for your vote to count, which are presented on page 2.

HOW MANY VOTES ARE REQUIRED FOR THE PROPOSALS TO PASS?
To be elected to the Board, the three director nominees described in this proxy statement must receive a majority of the votes cast in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), meaning that the number of shares voted “FOR” such director’s election must exceed the number of shares voted “AGAINST.” If the director nominee fails to attain the requisite majority vote in an uncontested election, the director nominee is subject to the resignation policy set forth in our Corporate Governance Principles, which requires such director nominee to offer to resign from the Board following certification of the stockholder vote. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept the resignation. In the event of a resignation, the Board will act on the Governance Committee’s recommendation and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the stockholder vote. Any director nominee who offers to resign may not participate in the Governance Committee’s recommendation or any Board action regarding whether to accept or reject the resignation offer.

In a contested election (i.e., where the number of director nominees exceeds the number of directors to be elected), director nominees will be elected by a plurality of the vote, which means that the three director nominees with the greatest number of affirmative votes cast, even if less than a majority, will be elected.
Under our by-laws, the non-binding advisory vote on the compensation paid to our named executive officers, and the proposal to ratify the selection of PwC as the Company’s independent registered public accounting firm for the
Company’s fiscal year ending December 31, 2019, each require the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the matter.
It is important to note that the votes on the compensation paid to our named executive officers and the proposal to ratify the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, are non-binding and advisory. Therefore, the Company and/or the Board may determine to act in a manner inconsistent with the outcome of such proposals.

WHAT IF I DO NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?
Stockholders should specify their choice for each matter described in the Notice, or the proxy card, as the case may be. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of each of the director nominees listed herein, FOR the advisory vote on the compensation paid to our named executive officers, FOR the proposal to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2019, and in accordance with the discretion of the holders of the proxy with respect to all other matters that properly come before our annual meeting or any adjournment or postponement thereof.

HOW ARE VOTES COUNTED?
With respect to the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Under our by-laws and Delaware law, abstentions will not count as votes cast and will have no impact on the proposal. With respect to the non-binding, advisory vote on the compensation paid to our named executive officers, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes on the aforementioned matters will have no effect in determining whether the proposals are approved because the shares subject to the “broker non-vote” will not be deemed entitled to vote on these matters or be deemed a vote cast.
With respect to the ratification of the selection of PwC as the

Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” this proposal. There are no broker non-votes for auditor ratification because brokers have discretion to vote on the ratification of the selection of the Company’s independent registered public accounting firm.
Abstentions and broker non-votes will be counted as present for determining whether a quorum has been established at the annual meeting.

WHAT IF I DON’T VOTE MY SHARES BY PROXY AND DON’T ATTEND THE COMPANY’S ANNUAL MEETING?
If you are a “stockholder of record” (that is, your shares are registered in your own name with our transfer agent) or a participant in our employee stock purchase plan and you do not vote your shares, your shares will not be voted. If you are a “beneficial owner” of shares held in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, under the New York Stock Exchange (“NYSE”) rules, your bank, broker or other holder of record will be unable to exercise discretionary authority for you with regard to the election of director nominees listed herein and the non-binding, advisory vote on the compensation paid to our named executive officers.
However, if you are a “beneficial owner” of shares held in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your bank, broker or other holder of record will be able to exercise discretionary authority for you with regard to the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019.

WILL ANYONE CONTACT ME REGARDING THIS VOTE?
No arrangements or contracts have been made with any proxy solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, electronically (including e-mail) or personal interviews.

WILL THE ANNUAL MEETING BE WEBCAST?
Our annual meeting will not be webcast.

HOW CAN I ACCESS ELECTRONICALLY OR RECEIVE A COPY OF THE COMPANY’S PROXY MATERIALS, INCLUDING THE ANNUAL REPORT?
This proxy statement, the proxy card and the Company’s Annual Report are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. The Annual Report includes our audited financial statements for our fiscal year ended December 31, 2018, along with other financial information about our Company, which we urge you to read carefully.
All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability and to download printable versions of the Proxy Materials through this website or to request and receive a printed set of the Proxy Materials from us. If you own your shares of common stock of the Company in your name or participate in our employee stock purchase plan and wish to receive printed copies or stop receiving printed copies from us, you can make such a request by telephone at (800) 579-1639, by e-mail to sendmaterial@proxyvote.com or through the Internet at www.proxyvote.com. You will need your 16-digit Control Number located on your Notice to make such a request. If you hold your shares of common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to request printed copies of future Proxy Materials. Your choice will remain in effect unless you change your election. You will be provided with the opportunity to receive hard copies of the Proxy Materials in future mailings.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Our by-laws allow us to set the size of our Board to be between three and 15 directors. There are currently ten directors on our Board.
Our Restated Certificate of Incorporation provides for a classified Board, consisting of three classes of directors, with each class serving staggered three-year terms. As a result, only a portion of our Board is elected each year. The three directors identified below, Messrs. Bott, Lorentzen and Scudder, are to be elected by our stockholders for a three-year term expiring in 2022 or, in each case, until their respective successors are duly elected and qualified.
The following information describes the offices held and other directorships of each nominee. The particular experiences, qualifications, attributes or skills of each nominee that the Governance Committee believes will advance the Company’s goals are included in the individual biographies below. The Governance Committee and the Board believe that each of the nominees for election at the 2019 annual meeting possesses a strong and unique set of attributes. The Governance Committee and the Board believe that as a group, these nominees provide the Board with an optimal balance of experience, leadership, competencies, qualifications and skills.
Pursuant to our Corporate Governance Principles, individual non-management directors must submit a letter of resignation to the Board at the end of the term following their 70th birthday, which may be accepted or rejected by the Governance Committee. In evaluating whether to accept or reject such resignation, the Governance Committee is required to consider the specific needs of the Board at the time of receipt of such resignation and recommend to the Board whether to accept the resignation. Consistent with our Corporate Governance Principles, Mr. Bott submitted a letter of resignation to the Board in connection with the forthcoming end of his term, which resignation was not accepted by the Board, upon the recommendation of the Governance Committee. The Board, upon the recommendation of the Governance Committee, determined instead that it is in the best interest of the Company for Mr. Bott to serve an additional three-year term expiring in 2022. In reaching this determination, the Board considered Mr. Bott’s valuable insight into our operations and extensive finance, strategy and transactional experience.
Beneficial ownership of equity securities of the nominees is described in “Security Ownership of Certain Beneficial Owners and Management” on page 56.
Our Board unanimously recommends that stockholders vote FOR the election of each of Richard H. Bott, Øivind Lorentzen III and Mark A. Scudder
Proposed For Election as Director for a Three-Year Term Expiring in 2022

Name and Age on April 8, 2019	Principal Occupation, Business Experience and Other Directorships

RICHARD H. BOTT Age 72 Director since 2012
Principal Occupation: Retired

Business Experience: Vice Chairman, Institutional Securities Group of Morgan Stanley & Co. Incorporated from 2003 to 2007; Vice Chairman, Investment Banking of Credit Suisse First Boston Corporation from 1998 to 2003; Managing Director, The First Boston Corporation and its successor companies, CS First Boston Corporation and Credit Suisse First Boston Corporation, from 1982 to 1998; Vice President, Assistant Vice President & Associate, The First Boston Corporation from 1972 to 1982

Other Directorships: Lear Corporation - Audit and Compensation Committees Member

Committees: Mr. Bott currently serves as a member of the Audit and Compensation Committees of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Bott has extensive finance, strategy and transactional experience with larger companies, both domestic and international, from his 35-year career as an investment banker.

Name and Age on April 8, 2019	Principal Occupation, Business Experience and Other Directorships

ØIVIND LORENTZEN III Age 68 Director since 2006
Principal Occupation: Managing Director, Northern Navigation LLC, an investment management and ship-owning company, since 2016

Business Experience: Chief Executive Officer of SEACOR Holdings Inc., a diversified holding company with interests in domestic and international transportation, from September 2010 to February 2015; Founded Northern Navigation International, Ltd. in 1990; Chairman of NFC Shipping Funds from 2001 to 2008; Founding Sponsor of Northern Shipping Funds from 2008 to 2010; President and Chief Executive Officer of Northern Navigation International, Ltd. from June 1990 to September 2010

Other Directorships: SEACOR Holdings Inc. - Non-Executive Vice Chairman of the Board of Directors

Dorian LPG

ERA Group Inc. until October 2014

Committees: Mr. Lorentzen currently serves as Chairman of the Governance Committee of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Lorentzen’s prior experience as the founder, President and Chief Executive Officer of an international shipping company, which provides the Board with valuable experience in evaluating international opportunities. Mr. Lorentzen’s recent experience as the Chief Executive Officer of a public company also provides a valuable perspective to the Board, which perspective has also been helpful in facilitating constructive and informative dialogue between management and the Board through Mr. Lorentzen, in his capacity as Lead Independent Director.

MARK A. SCUDDER Age 56 Director since 2003
Principal Occupation: Chief Executive Officer and President, Scudder Law Firm, P.C., L.L.O. since January 2010; President of Scudder Law Firm from 2002 through 2009

Business Experience: Attorney with Scudder Law Firm since 1993, representing public and private companies in mergers and acquisitions, financing transactions and general corporate matters, with a particular focus on the U.S. trucking industry

Other Directorships: Mr. Scudder has not served on the Board of Directors of any other public companies in the last five years.

Committees: Mr. Scudder currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee of our Board.

In connection with his nomination to the Board, the Board recognized Mr. Scudder’s background as an attorney, his expertise in advising public companies on mergers and acquisitions and governance matters, his extensive experience in the transportation industry, his extensive experience advising public companies on financial transactions and financial analysis, and his significant involvement with audit committee matters for other public companies, all of which provide a valuable perspective to the Board.

Unless voting instructions are given to the contrary, proxies received will be voted FOR the election of Richard H. Bott, Øivind Lorentzen III and Mark A. Scudder.
Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the proxy card reserve the right to vote for such substitute nominee or nominees as they, in their discretion, may determine. Therefore, if you vote by proxy, and if unforeseen circumstances make it necessary or desirable for our Board to substitute another person for a director nominee, the persons named in the proxy card will vote your shares for that person.

Directors Whose Terms Do Not Expire at the 2019 Annual Meeting
The following table sets forth certain information with respect to each of our directors whose term in office does not expire at the 2019 annual meeting.
Term Expiring at Annual Meeting in 2020

Name and Age on April 8, 2019	Principal Occupation, Business Experience and Other Directorships

JOHN C. HELLMANN Age 48 Director since 2006
Principal Occupation: Chairman of the Board since May 2017, Chief Executive Officer of Genesee & Wyoming Inc. since June 2007, and President since 2005

Business Experience: Chief Financial Officer of Genesee & Wyoming Inc. from 2000 to 2005

Other Directorships: Association of American Railroads. Mr. Hellmann has not served on the Board of Directors of any other public companies in the last five years.

Committees: Mr. Hellmann does not currently serve as a member of any of the Committees of our Board.

In connection with his nomination to the Board, the Board considered Mr. Hellmann’s extensive involvement in orchestrating the Company’s growth in his existing and previous managerial capacities, his in-depth knowledge of the Company’s operations, the leadership traits he has exhibited as Chief Executive Officer and his skill in developing effective strategies for the Company. Mr. Hellmann’s significant international business experience and his expertise in valuing and acquiring companies were also recognized when he was considered as a nominee.

ALBERT J. NEUPAVER Age 68 Director since 2015
Principal Occupation: Executive Chairman of the Board of Directors, Westinghouse Air Brake Technologies Corporation, a supplier of technology-based products and services for rail, transit and other global industries, since 2014

Business Experience: Chairman of the Board and Chief Executive Officer, Westinghouse Air Brake Technologies Corporation from 2013 to 2014; President, Chief Executive Officer and Director, Westinghouse Air Brake Technologies Corporation from 2006 to 2013; President of the Electromechanical Group of AMETEK, Inc. from 1998 to 2006; President of the Industrial Metals Group of AMETEK, Inc. from 1993 to 1998; Vice President and General Manager of the Specialty Metals Products Division of AMETEK, Inc. from 1988 to 1993

Other Directorships: Westinghouse Air Brake Technologies Corporation

Koppers Holdings Inc. - Audit Committee Member, Management Development and Compensation Committee Member and Chairman of the Strategy and Risk Committee

Committees: Mr. Neupaver currently serves as a member of the Audit Committee of our Board.

In connection with his nomination to the Board, the Board considered Mr. Neupaver’s international business experience and his technological focus, noting his experience as a public company chief executive officer. The Board also noted when considering his nomination that Mr. Neupaver has significant experience in growth through acquisitions, integrating companies and managing a diverse international business.

JOSEPH H. PYNE Age 71 Director since 2015
Principal Occupation: Non-Executive Chairman of the Board of Directors, Kirby Corporation, an operator of the largest inland and offshore tank barge fleets in the United States

Business Experience: Executive Chairman of Kirby Corporation from 2014 - 2018;
Chairman and Chief Executive Officer of Kirby Corporation from 2012 to 2014; President, Chief Executive Officer and Director, Kirby Corporation from 1995 to 2014; President of Dixie Carriers, Inc., a subsidiary of Kirby Corporation from 1984 to 1995; Executive Vice President, Vice President Administration, Assistant Vice President Operations, Director of Safety and Personnel and Project Manager of Dixie Carriers, Inc. from 1978 to 1984

Other Directorships: Kirby Corporation - Chairman of the Board of Directors

 DHT Holdings, Inc. - Audit Committee and Compensation Committee Member

Committees: Mr. Pyne currently serves as a member of the Compensation Committee of our Board.

In connection with his nomination to the Board, the Board considered Mr. Pyne’s transportation industry expertise and his extensive management experience. The Board also noted the integral role Mr. Pyne played in the significant growth of Kirby Corporation through acquisitions when considering his nomination.

Name and Age on April 8, 2019	Principal Occupation, Business Experience and Other Directorships

HUNTER C. SMITH Age 51 Director since 2015
Principal Occupation: Chief Financial Officer, Rhythm Pharmaceuticals Inc., a biopharmaceutical company, since 2017

Business Experience: Vice President, Finance, Inflammation and Immunology of Celgene Corporation, a biopharmaceutical company, from 2013 to 2017; Chief Financial Officer of Sugar & Bioenergy Segment, Bunge Limited from 2010 to 2013; Corporate Treasurer, Bunge Limited from 2007 to 2010; Chief Risk Officer, Bunge Limited from 2006 to 2007; Chief Financial Officer of Bunge Asia, Bunge Limited from 2003 to 2006; Director of Global Communications, Bunge Limited from 2001 to 2003; Assistant Treasurer, Bunge Limited from 1999 to 2001; Director of Commodities Finance, UBS AG from 1994 to 1999; Analyst, Commodities Finance, UBS AG from 1992 to 1994; Credit Analyst, Manufacturers Hanover Corporation from 1990 to 1992

Other Directorships: Mr. Smith has not served on the Board of Directors of any other public companies in the last five years.

Committees: Mr. Smith currently serves as a member of the Compensation and Governance Committees of our Board.

In connection with his nomination to the Board, the Board considered Mr. Smith’s expertise in accounting, finance and risk management. The Board believes that Mr. Smith brings to the Board extensive corporate finance and international business experience. The Board also noted Mr. Smith’s in-depth knowledge of the agribusiness industry when considering his nomination.

Term Expiring at Annual Meeting in 2021

Name and Age on April 8, 2019	Principal Occupation, Business Experience and Other Directorships

ANN N. REESE Age 66 Director since 2012
Principal Occupation: Co-Executive Director and Co-Founder of the Center for Adoption Policy, a nonprofit organization providing research, analysis and education about current legislation and practices governing domestic and inter-country adoption, since 2001

Business Experience: Principal, Clayton, Dubilier & Rice from 1999 to 2000; Executive Vice President and Chief Financial Officer of ITT Corporation from 1995 to 1998; Treasurer of ITT Corporation from 1992 to 1995

Other Directorships: Depository Trust & Clearance Corporation - Audit Committee Member and Risk Committee Member

Xerox Corporation - Chairman of the Finance Committee and Corporate Governance Committee Member, and Audit Committee Member until May 2018

Sears Holdings Corporation - Chairman of the Audit Committee and Compensation Committee Member

Committees: Ms. Reese currently serves as the Chairman of our Audit Committee and as a member of the Governance Committee of our Board.

In connection with her nomination to the Board, the Board recognized Ms. Reese’s extensive executive experience in corporate finance and financial reporting, as well as her knowledge, perspective and corporate governance expertise. The Board also considered that her expertise in financial and accounting matters, her prior experience as the chief financial officer and treasurer of a large public company and her service on other public company boards and committees would significantly benefit the Company. In addition, the Board also noted Ms. Reese’s significant involvement with the University of Pennsylvania as a Trustee as another means to enrich the diverse perspectives of the Board.

Name and Age on April 8, 2019	Principal Occupation, Business Experience and Other Directorships

BRUCE J. CARTER Age 60 Director since 2018
Principal Occupation: Professional director of public and private companies in Australia, including serving as a Company representative on the management committee of GW Australia Holdings, LP (“GWAH”)

Business Experience: Founding Managing Partner of Ferrier Hodgson, Adelaide from 1992 to 2012; Partner of Ernst & Young, Adelaide from 1988 to 1992

Other Directorships: Australia Submarine Corporation - Chairman of the Board of Directors

Bank of Queensland Ltd. - Chairman of Risk Committee and member of the Audit Committee and Investment Committee

SkyCity Entertainment Group Limited - Deputy Chairman and Chairman of the Audit & Risk Committee and Chair of the Due Diligence Committee for capital raisings

Aventus Capital Limited - Chairman of the Board of Directors

Committees: Effective May 23, 2018, Mr. Carter serves on the Audit Committee of our Board.

In connection with his nomination to the Board, the Board considered that Mr. Carter has extensive public company board experience in Australia and has served as a government adviser for projects of industrial significance to the economies of Australia, South Australia and the Northern Territory. Mr. Carter also provided numerous contributions to the Company’s business as a director of our Australian subsidiary, Genesee & Wyoming Australia Pty Ltd from 2011 until March 2019, and currently serves as a Company representative on the management committee of GWAH, which provides oversight of the Company's Australia operations following the acquisition of Glencore Rail (NSW) Pty Limited (“GRail”). Further, Mr. Carter’s experience as a chartered public accountant is also beneficial to the Board in its oversight of accounting matters.

CYNTHIA L. HOSTETLER Age 56 Director since 2018
Principal Occupation: Professional director of public companies and investment funds in the United States

Business Experience: Head of Private Equity and Vice President of Investment Funds of Overseas Private Investment Corporation (“OPIC”) from 2001 to 2009; Board member and President of First Manhattan Bancorporation from 1991 to 2006 and Board member, President and General Counsel of First Savings Bank, its largest subsidiary; Attorney with Simpson Thacher & Bartlett from 1988 to 1990

Other Directorships: Invesco Funds - Board Trustee and Member of the Governance, Investments and Audit Committees

Vulcan Materials Company - Board Director, Chairman of the Finance Committee and Member of the Executive and Audit Committees

TriLinc Global Impact Fund, LLC - Board Manager and Chairman of the Corporate Governance and Conflicts Committee

Eisenhower Foundation - Board of Directors

Aberdeen Asset Managers - Board Trustee until 2017

Edgen Group - Board Director until 2014

Committees: Effective May 23, 2018, Ms. Hostetler serves on the Compensation and Governance Committees of our Board.

In connection with her nomination to the Board, the Board considered that Ms. Hostetler has broad investment, financial and risk management skills developed through her public company service and her experience with OPIC. Further, the Board also believes Ms. Hostetler’s diverse perspective gleaned from her investment advisory roles, as well as her business leadership, managerial and legal background, are invaluable to the Board.

RELATED PERSON TRANSACTIONS
Class B Stockholders’ Agreement and Issuances of Class B Common Stock
The Company, John C. Hellmann, our Chairman of the Board, and our officers who are subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Section 16 Executive Officers”), and all holders of our Class B Common Stock are parties to a Class B Stockholders’ Agreement dated as of May 20, 1996 (the “Class B Stockholders’ Agreement”). Mortimer B. Fuller III, our former Chairman of the Board who retired on May 24, 2017, is also a party to the agreement. Under the agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that would result in the automatic conversion of those shares into shares of Class A Common Stock, the Section 16 Executive Officers have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, in each case at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Section 16 Executive Officers have the right to purchase any shares that remain. In the event that the employment of any Section 16 Executive Officer terminates, these purchase rights also apply to any Class B Common Stock held by the Section 16 Executive Officer, if any. The effect of the Class B Stockholders’ Agreement is to concentrate ownership of the Class B Common Stock, which entitles the holders thereof to 10 times the voting power per share of the Class A Common Stock, in the hands of our management and Mr. Fuller. See “Security Ownership of Certain Beneficial Owners and Management” on page 56.
In 2012, our Corporate Governance Principles were amended to formalize the Company’s current policy on limiting additional issuances of Class B Common Stock. Generally, pursuant to the Corporate Governance Principles, the Board does not expect to approve any new issuances of Class B Common Stock other than (a) the transfer of outstanding Class B Common Stock: (1) by gift to a spouse, child or grandchild of a holder of record of any Class B Common Stock, or to a trust for the benefit thereof, (2) to a spouse, child or grandchild of a holder of record of any Class B Common Stock, or to a trust for the benefit thereof, which results, whether by bequest, operation of the laws of intestate succession or otherwise, from the death of such holder of record, or (3) to Mr. Fuller or any Section 16 Executive Officer, in accordance with the terms of the Class B Stockholders’ Agreement and (b) issuances in connection with the subdivision (whether in the form of a stock dividend or otherwise), consolidation, reclassification or other change in the Class B Common Stock, in each case in accordance with the conditions set forth in the Company’s Restated Certificate of Incorporation then in effect.
Policies and Procedures for Review, Approval or Ratification of Related Person Transactions
The Board has adopted a written Related Person Transaction Policy, which requires (1) the review and approval, or ratification, by the Governance Committee, or by a sub-committee of the Board composed solely of independent directors who are disinterested, of all related person transactions that would be required to be disclosed pursuant to the rules and regulations of the SEC and (2) that any employment relationship or employment transaction involving any of our officers with policy-making functions as set forth on page 25 (collectively, the “Executive Officers”) and any related compensation to such Executive Officer must be approved by the Compensation Committee of the Board or recommended by the Compensation Committee to the Board for its approval. In connection with the review and approval, or ratification, of related person transactions, management must disclose to the Governance Committee or the Compensation Committee, as applicable, the relevant facts and circumstances, including the material terms of the transaction, the approximate dollar value associated with the transaction, and the nature of the related person’s interest in the transaction, all of which will be considered by the Governance Committee or Compensation Committee. Information with respect to compliance with any applicable agreements and any disclosure obligations must also be provided for consideration. To the extent that the transaction involves an independent director, consideration must also be given, as applicable, to the NYSE listing standards, our categorical standards of independence included in our Corporate Governance Principles, and other relevant rules under the Exchange Act related to independence.

BOARD OF DIRECTORS AND CERTAIN
CORPORATE GOVERNANCE MATTERS
Director Independence
General
Pursuant to the General Corporation Law of the State of Delaware, the state in which we are incorporated, and our by-laws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer (“CEO”) and other officers, by reviewing materials provided to them by management, by participating in meetings of the Board and its committees and by visiting various facilities and operations. We currently have 10 Board members, including nine independent non-management directors and one management director. Mr. Hellmann serves as our non-independent Chairman and Mr. Lorentzen serves as our Lead Independent Director.
Corporate Governance Principles and Categorical Independence Standards
In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. These categorical independence standards are consistent with the NYSE standards regarding director independence and establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial, as the case may be, for purposes of assessing a director’s independence. In the event that a director maintains any relationship with us that is not addressed in these standards and could reasonably be expected to impact a director’s independence, the independent members of our Board or the Governance Committee, as applicable, will make an affirmative determination as to whether such relationship is material and whether such relationship would compromise the director’s independence under our Corporate Governance Principles. You may find a link to our Corporate Governance Principles, which include our independence standards, on our website at http://ir.gwrr.com/governance.
Evaluations of Director Independence
The Governance Committee undertook its annual review of director independence in accordance with the independence standards set forth in our Corporate Governance Principles and the rules of the NYSE and SEC and reviewed with our Board its findings. During this review, our Board considered any transactions and relationships between each director (and members of their immediate families) and our Company, its subsidiaries and affiliates, including those reported under “Related Person Transactions” above. Our Board also examined any transactions and relationships between directors, the nominees, and their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.
As a result of our 2019 review, our Board affirmatively determined that all of our directors and nominees for director are independent for purposes of Section 303A of the Listed Company Manual of the NYSE, with the exception of John C. Hellmann by virtue of Mr. Hellmann’s position as CEO. Our Board has also determined that all of the directors who serve on Board committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE (including for purposes of serving on the applicable committees) and under our Corporate Governance Principles and that all of the members of the Compensation Committee are also “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Board Leadership Structure
The Board believes that the decision to combine or separate the Chairman and CEO positions depends on the facts and circumstances facing the Company at a given time and could change over time. We do not have a formal policy regarding whether to separate the Chairman and CEO positions.
In May 2017, Mr. Hellmann was appointed as our Chairman. Mr. Hellmann also continues to serve as our CEO. In his role as Chairman of the Board and CEO, Mr. Hellmann, an experienced leader with extensive knowledge of the Company’s business, strategy and the rail industry, serves as a highly effective bridge between the Board and management and provides the vision and leadership to execute on the Company’s strategy and create shareholder value. As the Company continues to implement its ongoing business strategy, the independent directors believe that the Company is best served by having the leader and architect of that strategy as Chairman of the Board.

In light of the Company’s continued growth, diversification and increased complexity in our business, the Board appointed Mr. Lorentzen as our Lead Independent Director in May 2017. As the Lead Independent Director, Mr. Lorentzen serves as liaison between the Chairman and CEO and the independent directors, approves meeting schedules and agendas to assure that there is sufficient time for discussion of all items, has the authority to call meetings of the independent directors, and if requested by major stockholders, ensures that he is available for consultation and direct communication. The Board believes this role, combined with the leadership of Mr. Hellmann as Chairman and CEO, is in the best interests of the Company and its stockholders at this time. As part of its most recent leadership assessment, the Board considered the strategic goals of the Company, its opportunities and challenges, the diverse capabilities of our directors, as well as best practices in the market, among other factors, in determining that this leadership structure will provide the right balance between effective independent oversight of the Company’s and the Board’s activities, consistent with strong corporate leadership. In addition, we believe that this leadership structure provides appropriate risk oversight of our activities.
The Board currently has 10 members and the following three standing committees: Audit, Compensation and Governance. Each of the standing committees is comprised solely of independent directors, and, consequently, Mr. Hellmann does not serve on any of the standing committees. From time to time, the Board will also establish “ad hoc” committees relating to special transactions to be considered by the Board.
We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of each of our committees, benefits our Company and our stockholders. The following table shows the current membership of each of our Board’s standing committees and the number of meetings held by each of those committees during 2018:

Director	Audit Committee	Compensation Committee	Governance Committee
Richard H. Bott	X	X	—
Bruce J. Carter(1)	X	—	—
John C. Hellmann	—	—	—
Cynthia L. Hostetler(2)	—	X	X
Øivind Lorentzen III	—	—	Chair
Albert J. Neupaver	X	—	—
Joseph H. Pyne	—	X	—
Ann N. Reese	Chair	—	X
Mark A. Scudder	X	Chair	—
Hunter C. Smith	—	X	X
2018 Meetings	9	6	4

(1)	Mr. Carter joined our Board on April 3, 2018 and was appointed to serve on the Audit Committee on May 23, 2018.

(2)	Ms. Hostetler joined our Board on April 3, 2018 and was appointed to serve on the Compensation and Governance Committees on May 23, 2018.
Committee Charters
Our Board has adopted a charter for each of the Audit, Compensation and Governance committees that addresses the composition and function of each committee. You may find links to current copies of our committee charters on our website at http://ir.gwrr.com/governance.
Audit Committee
The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm. The Report of the Audit Committee relating to 2018 appears on page 62 of this proxy statement. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Ms. Reese qualifies as an “Audit Committee Financial Expert,” as defined by applicable SEC regulations. The Board reached its conclusion as to Ms. Reese’s qualification based on, among other things, her education, her business experience, most notably her service as the Chief Financial Officer of ITT Corporation from 1995 through 1998, and her experience as an audit committee chairman at another public company.

Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the (1) oversight of the Company’s compensation programs, which includes approval of the compensation paid to our Executive Officers and other key personnel and (2) evaluation of the CEO. In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee composed of two or more of its members. The Compensation Committee’s report relating to 2018 appears on page 42 of this proxy statement. The Compensation Committee also reports and makes recommendations to the Board regarding the Company’s compensation philosophy and new executive compensation policies and informs the other members of the Board about the Compensation Committee’s decisions regarding compensation for the Executive Officers.
Compensation Consultants
In accordance with the Compensation Committee Charter, the Compensation Committee also has the authority to retain outside consultants or advisors as it deems necessary or advisable. In July 2015, the Compensation Committee retained Echelon Compensation Partners LLC (“Echelon”) as its new independent compensation consultant to conduct an annual review of the Company’s executive compensation program and to provide other general executive compensation consulting services. Echelon also advised our Governance Committee on the compensation paid to our non-management directors in 2017. Additional information with respect to the Compensation Committee’s retention of compensation consultants or other outside advisors and their roles is set forth under “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 27 of this proxy statement.
Compensation Committee Processes and Procedures
In performing its duties, the Compensation Committee meets periodically with our CEO. Our CEO participates in discussions of the Compensation Committee and makes recommendations with respect to compensation decisions (other than with respect to himself), but he does not vote or otherwise participate in the Compensation Committee’s ultimate decisions, which are determined in executive session, or sessions without the presence of management directors. Our Board believes that it is prudent to have our CEO participate in these discussions because his evaluations and recommendations with respect to the compensation and benefits paid to Executive Officers, other than himself, are extremely valuable to the Compensation Committee.
Generally, the Compensation Committee considers the compensation of Executive Officers and other key employees at the first regularly scheduled Compensation Committee meeting of the year. At this meeting, each element of the compensation paid under the executive compensation program is reviewed, including annual incentive compensation earned for the prior year, as well as base salaries, annual performance targets, and long-term incentive compensation for the current year. In addition to determining any new performance-based compensation programs as described below under “Executive Compensation—Compensation Discussion and Analysis,” the fair value of the annual stock-based long-term incentive compensation awards to employees, including Executive Officers, is also reviewed at this meeting. Approval of compensation matters generally occurs during the first quarter of each year. As a result of updates made by the Compensation Committee to the Company’s Stock-Based Awards Policy, effective February 2, 2016, stock-based long term incentive compensation awards are granted on February 28 each year (or if February 28 does not fall on a trading day of the NYSE, the preceding trading day).
Additional information regarding the participation of our CEO in matters that are the responsibility of the Compensation Committee and the criteria used by the Compensation Committee in making compensation decisions is set forth under “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 27.

Governance Committee
The Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by (1) identifying qualified individuals to become directors, (2) selecting, or recommending that our Board select, particular candidates for any directorships to be filled by our Board or by the stockholders, (3) developing and recommending the content of our Corporate Governance Principles to our Board and (4) otherwise taking a leadership role in shaping our corporate governance. The process for identifying qualified director nominees entails the Governance Committee identifying potential new candidates through recommendations from its members, other Board members, management and stockholders. In evaluating candidates for directorships, our Board, with the help of the Governance Committee, takes into account a variety of factors it considers appropriate, which include certain minimum individual qualifications such as strength of character, mature judgment and an ability to work collegially with other members of the Board. Other factors considered in evaluating candidates include the following: leadership skills; industry knowledge or experience; general business acumen and experience; broad knowledge of the rail freight business or of other modes of transportation; knowledge of strategy, finance and international business experience; government affairs experience related to transportation; legal experience; experience with corporate governance; age; the number of other board seats held; and willingness to commit the necessary time to ensure an active Board whose members work well together and possess the collective knowledge and expertise required. Although the Governance Committee does not have a formal policy with respect to diversity, the committee evaluates each candidate in the context of the Board’s membership as a whole and seeks to achieve a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board. The Governance Committee is also tasked with, among other matters, enforcing the Company’s corporate governance policies associated with the issuances of new shares of Class B Common Stock, reviewing and recommending compensation of non-management directors to the Board and reviewing and recommending to the Board director and officer indemnification and insurance matters. Additional information with respect to non-management director compensation in 2018 is set forth under “Director Compensation,” beginning on page 18 of this proxy statement.
Australia Committee
The Australia Committee was formed in 2010 in light of the increase in the size and scope of the Company’s operations in Australia in order to provide updates to the Board on the Company’s business and affairs in Australia. Mr. Allert, who served on the Board until May 23, 2018, was appointed to the Australia Committee in April 2012 and served as a representative of the Board on the board of directors of the Company’s subsidiary, Genesee & Wyoming Australia Pty Ltd. (“GWA”), until the Company’s December 2016 acquisition of GRail. Following the GRail acquisition, oversight of the Company’s operations in Australia transitioned to the management committee of GW Australia Holdings, LP (“GWAH”). Effective upon Mr. Allert’s retirement from the Board on May 23, 2018, the Australia Committee was discontinued and Mr. Carter replaced Mr. Allert as a Company representative on the GWAH management committee.
Board Evaluations
Each year, our Board evaluates its performance through a self-evaluation process developed by the Governance Committee. Each member of our Board provides specific feedback on various aspects of the Board’s role, organization and meetings, and the Chairman of our Governance Committee presents the findings of the self-evaluation process to our Board. As part of the evaluation, our Board develops, as appropriate, recommendations to enhance its effectiveness. In addition to this process, each committee of our Board conducts its own annual performance evaluation.
Stockholder Recommendations for Director Nominations
As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board, which includes nominations submitted by stockholders. Such recommendations should be sent to our principal executive offices to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and include any supporting material that the stockholder considers appropriate in support of that recommendation. In addition, it must include the information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our by-laws. For an explanation of some of such requirements, see “How Can I Submit a Proposal for the 2020 Annual Meeting” on page 63 of this proxy statement.

The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Governance Committee reviews a potential candidate, the Governance Committee considers the candidate’s qualifications in light of the needs of the Board and the Company at that time given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Governance Committee, also takes into account a variety of additional factors as described in our Corporate Governance Principles.
Meeting Attendance
During 2018, our Board held a total of nine Board meetings, including four in-person meetings and five telephonic meetings, and our Board’s current standing committees held a total of 19 meetings. Our prior Australia Committee, which was discontinued on May 23, 2018, held a total of two meetings. During 2018, each director attended more than 91% of the aggregate of (a) the total number of meetings of the Board held during the period for which he or she served as a director and (b) the total number of meetings held by all Board committees of which such director was a member during the period that he or she served. All directors who served on the Board as of last year’s annual meeting, which occurred on May 23, 2018, attended the annual meeting of stockholders. We encourage and expect all of the directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of or following the annual meeting of stockholders.
Independent Sessions
Our Corporate Governance Principles require our independent directors to have at least four regularly scheduled meetings per year without management present. Our independent directors met without management present at 10 meetings during 2018. Mr. Lorentzen presided over these sessions in his capacity as the Lead Independent Director.
Hotline for Accounting or Auditing Matters
As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we have established a hotline for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. Any matters reported through the hotline that involve accounting, internal controls over financial reporting or audit matters, or any fraud involving management or persons who have a significant role in our internal controls over financial reporting, will be reported to the Chairman of our Audit Committee. Our hotline numbers in the various countries in which we operate are as follows:

Country	Hotline Number
Australia	1800-141-924
Belgium	0800-746-72
Germany	855-846-6723
The Netherlands	0800-023-4013
Poland	0-0-800-151-0002
United Kingdom	0808-234-8815
United States and Canada	1-800-589-3280

Risk Management
The Board is actively involved, as a whole and through its committees, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. In addition, the Company’s Compensation Committee is responsible for overseeing the risks that could arise out of the Company’s compensation policies, practices, plans and arrangements. The Audit Committee oversees management of financial risks. The Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating particular types of risk and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
In addition, the Company’s Chief Financial Officer ("CFO") is responsible for the Company’s Enterprise Risk Management function and reports both to the CEO and to the Audit Committee in this capacity. In fulfilling his risk management responsibilities, the CFO works closely with other Executive Officers to keep the Audit Committee and the Board apprised of the Company’s ongoing Enterprise Risk Management efforts, which includes the Company’s cybersecurity initiatives.
Code of Ethics and Conduct
We have a Code of Ethics and Conduct applicable to all employees of our Company, including our CEO, CFO, Chief Accounting Officer and Global Controller and to all members of our Board. You can find a link to our Code of Ethics and Conduct on our website at http://ir.gwrr.com/governance. To the extent required, we will post amendments to, and any waivers or implied waivers of, our Code of Ethics and Conduct at the same location on our website as our Code of Ethics and Conduct.

DIRECTOR COMPENSATION
Elements of Director Compensation
All of our directors receive compensation for their services, except for our CEO, who receives no additional compensation for his services as a director. From time to time, the Governance Committee engages a compensation consultant to review the Company’s non-management director compensation program in the context of the broader market and peer group medians and to recommend changes, if applicable. The Governance Committee engaged Echelon to conduct such a review in 2017 (the “2017 Director Compensation Study”) pursuant to which Echelon evaluated the Company’s director compensation program relative to the broader market and the Company’s peer group as described below under “Executive Compensation—Compensation Discussion and Analysis—Determination of Total Compensation—2017 Compensation Review and Benchmarking.” As a result of the 2017 Director Compensation Study, Echelon concluded that our director compensation program, even assuming full use of the cash deferral election, fell slightly below both the broader market and the peer group medians. Accordingly, following the 2017 Director Compensation Study, the Governance Committee recommended and the Board approved, an increase of the annual equity award paid to our non-management directors from $90,000 to $100,000, and payment of a new annual Lead Independent Director fee of $20,000, in each case effective May 23, 2018, to align non-management director compensation generally with the broader market and peer group medians. Except for the foregoing changes, all other elements of our 2018 director compensation program remained the same, which were established as a result of a 2014 non-management directors Compensation Study performed by Farient Advisors LLC, our former compensation consultant.
As summarized below, our director compensation program is composed of (1) an annual grant of restricted stock (or restricted stock unit) awards and (2) cash compensation in the form of an annual retainer, committee chair retainers, Board and committee meeting fees and a Lead Independent Director fee, as applicable. The directors are also subject to share ownership guidelines, as discussed below.
Our non-management directors can elect to defer their director compensation that would otherwise be payable in cash and receive payments for fees earned in the form of deferred stock units (“DSUs”) representing shares of our Class A Common Stock, with a value equal to 125% of the cash fees earned. In 2018, all of our non-management directors elected to defer all of the fees that they earned. We also reimburse our non-management directors for travel expenses in connection with their attendance of Board and committee meetings and trips to our facilities and operations. During 2018, our non-management directors earned an aggregate of $1.9 million in compensation for service to the Company, inclusive of the 25% premium associated with the deferral of applicable retainers and Board and committee meeting fees by all of our non-management directors.

Compensation Element	Director Compensation Program
Annual Equity Award (1)	$100,000 in the form of Restricted Stock (or Restricted Stock Unit) Awards
Annual Retainer (2)	$45,000
Committee Chair Retainer (2)	$15,000 for the Audit Committee
$15,000 for the Australia Committee (6)
$15,000 for the Compensation Committee
$15,000 for the Governance Committee
Board Attendance Fees (3)	$2,000 for in-person meetings
$1,000 for telephonic meetings
Committee Attendance Fees (3)	$1,500 for in-person meetings of Audit, Compensation and Governance Committees
$1,000 for telephonic meetings of Audit, Compensation and Governance Committees
$10,000 for in-person meetings of Australia Committee with overseas travel (4)(6)
$1,000 for in-person meetings of Australia Committee with no overseas travel (4)(6)
$1,000 for telephonic meetings of Australia Committee (4)(6)
Lead Independent Director Fee	$20,000
Share Ownership Guidelines (5)	Non-management directors must own Company shares in the amount of 10x the annual retainer of $45,000 within the first five years of being elected to the Board

(1)
Our non-management directors generally receive an annual equity award in the form of a grant of restricted stock or restricted stock units. The grants are made on the date of the annual meeting or the date on which a new non-management director joins the Board if the director joins the Board after the annual meeting. The number of shares to be granted is based on the closing stock price of our Class A Common Stock on the date of grant. If a new non-management director joins the Board after the annual meeting, the number of shares to be granted is pro-rated for the period until the Company’s next annual meeting of stockholders.

(2)
The annual retainer fee and any Committee Chair retainers, if applicable, are pro-rated on a quarterly basis, and these retainers (along with any additional fees earned for meeting attendance) are paid quarterly. Prior to his retirement from the Board effective May 23, 2018, Mr. Allert did not receive the $15,000 Australia Committee Chair Retainer in 2018 (see Note 4 below).

(3)	No fees are paid for meetings that last less than 30 minutes.

(4)
Generally, Mr. Allert, an Australian resident, prior to his retirement from the Board effective May 23, 2018, would have been entitled to receive fees for serving on the Australia Committee. However, as Mr. Allert also served as a member of the managing committee of GWAH in 2018, and the Australia Committee meetings and the GWAH managing committee meetings occurred simultaneously, Mr. Allert did not receive any additional compensation for attending the Australia Committee meetings so that he was not compensated twice for attending the same meeting. As a result, Mr. Allert did not receive any compensation for attending any Australia Committee meetings in 2018.

(5)	With the exception of Mr. Carter and Ms. Hostetler, each of whom joined the Board on April 3, 2018, all non-management directors have met these share ownership guidelines as of the Record Date.

(6)	The Australia Committee was discontinued effective May 23, 2018.

2018 DIRECTOR COMPENSATION TABLE
The following table and footnotes provide information on the compensation of our directors other than our CEO, who receives no additional compensation as a director. Following the table and footnotes, we describe additional information on compensation arrangements for service on the Board and Board committees for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash (1)(2)	Stock Awards (3)	All Other Compensation (4)	Total Compensation
Richard H. Allert(5)	$29,802	$7,587	$61,409	$98,798
Richard H. Bott	$77,000	$119,402	$5,000	$201,402
Bruce J. Carter(6)	$48,750	$112,151	$61,409	$222,310
Cynthia L. Hostetler(7)	$50,750	$112,663	$—	$163,413
Øivind Lorentzen III(8)	$90,667	$120,586	$5,000	$216,253
Albert J. Neupaver	$69,000	$117,445	$—	$186,445
Hans Michael Norkus(5)	$27,802	$7,126	$—	$34,928
Joseph H. Pyne	$66,000	$116,661	$—	$182,661
Ann N. Reese	$89,000	$122,472	$5,000	$216,472
Mark A. Scudder	$91,500	$123,092	$5,000	$219,592
Hunter C. Smith	$69,000	$117,469	$—	$186,469

(1)	Reflects amounts earned during 2018. For 2018, all of the Company’s non-management directors elected to receive all of their cash retainer amounts and fees in the form of DSUs.

(2)	The fees forgone in favor of the DSUs are included in the Fees Earned or Paid in Cash column. Details of DSUs received are set forth in the stock awards table below.

(3)
Reflects the aggregate grant date fair value of equity awards, computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718 “Compensation—Stock Compensation” (“ASC Topic 718”), that were granted to our non-management directors under the Fourth Amended and Restated 2004 Omnibus Incentive Plan (the “Omnibus Plan”) in 2018. For a discussion of the assumptions made in the valuations, refer to Note 15 of our consolidated financial statements for the fiscal year ended December 31, 2018 contained in our Annual Report on Form 10-K. In addition to the grant date fair value of the annual equity awards, the Stock Awards column includes the grant date fair value with respect to the 25% premium associated with the DSU awards granted to all non-management directors in lieu of cash payments for fees earned.

(4)
Amounts for Messrs. Allert and Carter reflect all other compensation reflects fees paid for serving on the managing committee of the Company’s subsidiary, GWAH. Mr. Allert served on the managing committee of GWAH until November 30, 2018. All other Director amounts reflect company contributions under the Directors’ Matching Gift Plan described in additional detail below.

(5)	Messrs. Allert and Norkus retired from the Board, effective May 23, 2018.

(6)	Mr. Carter joined the Board effective April 3, 2018 and was appointed to serve on the Audit Committee on May 23, 2018.

(7)	Ms. Hostetler joined the Board effective April 3, 2018 and was appointed to serve on the Compensation Committee and Governance Committee on May 23, 2018.

(8)
Due to an administrative oversight, Mr. Lorentzen was not paid the full amount due to him as Lead Independent Director in 2018. The additional fees owed to Mr. Lorentzen from 2018, as well as the additional 25% premium associated with the DSUs was granted in the form of DSUs on March 31, 2019.

Directors’ Stock Awards
The following table details grants of stock awards to each of our non-management directors in 2018 as well as the total number of outstanding unvested stock awards as of December 31, 2018. With the exception of the annual equity award on May 23, 2018, the number of stock awards and grant date fair value shown in the table below reflect only the 25% premium associated with the DSUs representing shares of our Class A Common Stock (see, “—Deferral of Cash Compensation” described below) as well as the aggregate number of outstanding, unvested stock awards associated with annual equity awards as of December 31, 2018:

Name	Grant Date (1)	Stock Awards (#)	Grant Date Fair Value (2)	Total Number of Outstanding, Unvested Stock Awards (#) (3)
Richard H. Allert(4)	3/31/2018	67	$4,743
	5/23/2018	37	$2,844
				—
Richard H. Bott	3/31/18	71	$5,026
	5/23/18	1,301	$99,995
	6/30/18	59	$4,798
	9/30/18	50	$4,550
	12/31/18	68	$5,033
				2,525
Bruce J. Carter(5)	5/23/18	1,301	$99,995
	6/30/18	42	$3,415
	9/30/18	44	$4,004
	12/31/18	64	$4,737
				1,301
Cynthia L. Hostetler(6)	5/23/2018	1,301	$99,995
	6/30/2018	42	$3,415
	9/30/2018	48	$4,368
	12/31/2018	66	$4,885
				1,301
Øivind Lorentzen III	3/31/2018	72	$5,097
	5/23/2018	1,301	$99,995
	6/30/2018	65	$5,286
	9/30/2018	52	$4,731
	12/31/2018	74	$5,477
				2,525
Albert J. Neupaver	3/31/2018	61	$4,318
	5/23/2018	1,301	$99,995
	6/30/2018	54	$4,391
	9/30/2018	44	$4,004
	12/31/2018	64	$4,737
				2,227
Hans Michael Norkus(4)	3/31/2018	67	$4,743
	5/23/2018	31	$2,383
				—

Name	Grant Date (1)	Stock Awards (#)	Grant Date Fair Value (2)	Total Number of Outstanding, Unvested Stock Awards (#) (3)
Joseph H. Pyne	3/31/2018	61	$4,318
	5/23/2018	1,301	$99,995
	6/30/2018	48	$3,903
	9/30/2018	44	$4,004
	12/31/2018	60	$4,441
				2,227
Ann N. Reese	3/31/2018	81	$5,734
	5/23/2018	1,301	$99,995
	6/30/2018	70	$5,692
	9/30/2018	58	$5,277
	12/31/2018	78	$5,774
				1,301
Mark A. Scudder	3/31/2018	83	$5,876
	5/23/2018	1,301	$99,995
	6/30/2018	70	$5,692
	9/30/2018	60	$5,459
	12/31/2018	82	$6,070
				2,525
Hunter C. Smith	3/31/2018	61	$4,318
	5/23/2018	1,301	$99,995
	6/30/2018	48	$3,903
	9/30/2018	48	$4,368
	12/31/2018	66	$4,885
				2,227

(1)
The May 23, 2018 grants relate to the annual equity awards made to the non-management directors in the form of restricted stock, other than Mr. Carter who received restricted stock units, all of which are subject to vesting conditions. All other grants relate to the director’s election to receive DSUs in lieu of cash payments for their annual retainer and Board and committee meeting fees. The number of DSUs shown as awarded and the grant date fair value thereof reflect only the 25% premium associated with the DSU awards. See “Deferral of Cash Compensation” below.

(2)	This column shows the grant date fair value of annual equity awards and the 25% premium associated with the DSU awards granted in 2018, computed in accordance with ASC Topic 718.

(3)
Notwithstanding any deferral elections by non-management directors, DSUs are deemed to be vested on the grant date and are, therefore, not included in outstanding unvested stock awards as of December 31, 2018.

(4)	Messrs. Allert and Norkus retired from the Board, effective May 23, 2018.

(5)	Mr. Carter joined the Board effective April 3, 2018 and was appointed to serve on the Audit Committee on May 23, 2018.

(6)	Ms. Hostetler joined the Board effective April 3, 2018 and was appointed to serve on the Compensation Committee and Governance Committee on May 23, 2018.

Directors’ Cash Compensation
Fees Paid or Earned in Cash
Each non-management director can elect to have all or a portion of his or her earned fees for service on our Board paid in DSUs representing shares of our Class A Common Stock. In 2018, all of our non-management directors elected to defer all of the fees that they earned. The following table outlines the fees earned by each of our non-management directors in 2018 for service on our Board, which were paid to all non-management directors in full in DSUs, but excludes DSUs relating to the 25% premium associated with the deferral of fees discussed below. See “Deferral of Cash Compensation” below. In the event a director attends an in-person meeting telephonically, their compensation is reduced accordingly.

		Board Meeting Fees		Committee Meeting Fees		Chair Retainer/ Lead Independent Director Fee
Name	Annual Retainer	In Person	Telephonic	In Person	Telephonic		Total
Richard H. Allert(1)	$17,802	$2,000	$1,000	$4,500	$4,500	$—	$29,802
Richard H. Bott	45,000	8,000	5,000	12,000	7,000	—	77,000
Bruce J. Carter(2)	33,750	6,000	4,000	3,000	2,000	—	48,750
Cynthia L. Hosteltler(3)	33,750	6,000	4,000	6,000	1,000	—	50,750
Øivind Lorentzen III(4)	45,000	8,000	5,000	6,000	—	26,667	90,667
Albert J. Neupaver	45,000	8,000	5,000	6,000	5,000	—	69,000
Hans Michael Norkus(1)	17,802	2,000	1,000	6,000	1,000	—	27,802
Joseph H. Pyne	45,000	8,000	5,000	6,000	2,000	—	66,000
Ann N. Reese	45,000	8,000	4,000	12,000	5,000	15,000	89,000
Mark A. Scudder	45,000	8,000	5,000	10,500	8,000	15,000	91,500
Hunter C. Smith	45,000	8,000	5,000	9,000	2,000	—	69,000
Total	$418,104	$72,000	$41,000	$81,000	$40,500	$56,667	$709,271

(1)	Messrs. Allert and Norkus retired from the Board, effective May 23, 2018.

(2)	Mr. Carter joined the Board effective April 3, 2018 and was appointed to serve on the Audit Committee on May 23, 2018.

(3)	Ms. Hostetler joined the Board effective April 3, 2018 and was appointed to serve on the Compensation Committee and Governance Committee on May 23, 2018.

(4)
Due to an administrative oversight, Mr. Lorentzen was not paid the full amount due to him as Lead Independent Director in 2018. The additional fees owed to Mr. Lorentzen from 2018, as well as the additional 25% premium associated with the DSUs was granted in the form of DSUs on March 31, 2019.

Deferral of Cash Compensation
Under the Omnibus Plan, each non-management director may elect to have all or a portion of his or her annual retainer, Board and committee meeting fees and chair retainers, as applicable, paid in DSUs representing shares of our Class A Common Stock. If a director elects to defer all or a portion of these fees, the participating director’s account is credited on a quarterly basis with DSUs having a value equal to 125% of the cash compensation he or she elected to defer. Specifically, the number of DSUs credited to each participating director’s account is equal to the result obtained by dividing the dollar amount of the deferred compensation by the per share market price of the Class A Common Stock at the close of business on the second to last business day of the quarter in which such director would have otherwise been entitled to receive the cash compensation and multiplying that number by 1.25. DSUs are subject to customary anti-dilution adjustments. A non-management director is not entitled to vote or transfer the Class A Common Stock represented by the DSUs in his or her account until the shares represented by DSUs are issued to him or her. These shares will be issued to the participating director or his or her designated beneficiaries (1) on the deferred payment date or dates previously elected by him or her or (2) if earlier, upon his or her death, long-term disability or cessation of service as a director. DSUs are deemed to be vested on the grant date. In 2018, all of our non-management directors received additional deferred shares with an aggregate value of $176,699 resulting from the 25% premium associated with the deferral of fees for service on our Board and committees.

Directors’ Annual Equity Award
Restricted Stock Grants
In 2018, each non-management director (other than Mr. Carter) received an annual equity award in the form of a grant of restricted stock with a value of $100,000 on May 23, 2018. Mr. Carter received his annual equity award in the form of a grant of restricted stock units with a value of $100,000 on May 23, 2018. The grant date fair values of these awards, computed in accordance with ASC Topic 718, are shown in the table on pages 21 to 22. The annual restricted stock (or unit) grant issued in the first year of a director’s three-year term vests in three equal installments on the dates of each of the next three annual meetings. The annual restricted stock (or unit) grant issued in the second year of a director’s term vests in two equal installments on the dates of each of the next two annual meetings. For the final year of the directors’ three-year term and for new non-management directors that have yet to be elected by our stockholders, the entire amount of the annual restricted stock (or unit) grant vests on the date of the following year’s annual meeting.
Directors’ Matching Gift Plan
Our Directors’ Matching Gift Plan is designed to provide an additional incentive for our non-management directors to contribute to educational, cultural, environmental and charitable organizations of their choice. We will match gifts up to a total of $5,000 per donor per year. Educational institutions can either be secondary schools, schools that offer two-year or four-year degrees above the high school level, graduate level schools or programs, accredited educational institutions or educational institutions that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code (“IRC”). Non-educational recipient organizations must be tax-exempt under Section 501(c)(3) of the IRC and must not be a religious organization. In addition, arts or cultural organizations must be open to and operated for the benefit of the public; environmental conservation organizations must be affiliated with national, regional or state-level organizations, must provide public benefits beyond individual communities and must engage in conservation efforts related to land, air and water use; and charitable organizations must be affiliated with local, state-regional or state-level organizations. All charitable deductions made pursuant to this plan are taken solely by our Company, and our individual directors do not derive any personal financial benefit from the plan’s implementation.

EXECUTIVE OFFICERS

Our current executive officers are Messrs. Hellmann, Gallagher and Walsh, Ms. Fergus and Michael Miller, our President, North America since October 2018 (the “Current Executive Officers”). Mr. Brown, who currently leads select operational performance projects and serves on the subsidiary boards of the Company’s 51%-owned Australia Operations and 100%-owned U.K./Europe Operations, served as our Chief Operating Officer (“COO”) until February 8, 2019. Messrs. Brown, Hellmann, Gallagher, and Walsh and Ms. Fergus shall be deemed “Executive Officers” for the purpose of our discussion of Executive Officers and Executive Compensation for fiscal year 2018 as set forth herein.
Set forth below is certain information regarding each of our Current Executive Officers and Mr. Brown.
John C. Hellmann, age 48, has been our Chairman of the Board since May 2017, President since May 2005, a director since 2006 and our CEO since June 2007. Previously, Mr. Hellmann was our CFO from 2000 to May 2005. Prior to that, Mr. Hellmann was an investment banker at Lehman Brothers Inc. and Schroder & Co. Inc. in New York. Mr. Hellmann also worked for Weyerhaeuser Company in Tokyo, Japan and Beijing, China. Mr. Hellmann has an A.B. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.A. in International Studies from the Johns Hopkins University School of Advanced International Studies (SAIS).
Timothy J. Gallagher, age 56, has been our CFO since May 2005. Prior to joining the Company in May 2005, Mr. Gallagher was Senior Vice President and Treasurer of Level 3 Communications. Prior to that, Mr. Gallagher held a number of financial positions during eight years at BP Amoco Corporation and nearly five years at WilTel Communications. Mr. Gallagher has a B.S.E. from Princeton University, an M.B.A. from the Wharton School of the University of Pennsylvania and an M.S. in Financial Mathematics from the University of Chicago.
David A. Brown, age 60, served as our COO from October 2012 until February 8, 2019. Prior to joining the Company in June 2012, Mr. Brown was Executive Vice President and COO of CSX Transportation from 2010 to early 2012. He was Chief Transportation Officer for CSX from 2006 to 2010 and, prior to that, served 25 years with Norfolk Southern in roles ranging from strategic planning to the integration of the Conrail acquisition. Mr. Brown has a B.S. in Business Administration from the University of Tennessee and has an M.B.A. from the same institution. Mr. Brown also completed Harvard University’s Advanced Management Program.
Allison M. Fergus, age 45, has been our General Counsel and Corporate Secretary since October 2006. Ms. Fergus joined the Company as Senior Counsel in November 2005. Prior to joining the Company, Ms. Fergus was an associate at Shearman & Sterling LLP in New York where she practiced in the capital markets group from 2001 to 2005. Prior to her employment at Shearman & Sterling, Ms. Fergus worked in the treasury group of Omnicom Group Inc., an advertising and marketing communications services company and at JPMorgan Chase, formerly Chase Manhattan Bank. Ms. Fergus has a B.S. in International Business from Georgetown University and a J.D. from Fordham University School of Law.
Michael O. Miller, age 49, was appointed President of the Company’s North American operations in October 2018. He joined the Company as Chief Commercial Officer for North America in September 2010 and was previously General Manager of Norfolk Southern’s Modalgistics Supply Chain Solutions, where he improved customers’ supply chain efficiencies through rail, transload and intermodal service. Prior to that, he served as Vice President of Strategic Development for Derivion Corp and held logistics-related positions with Georgia-Pacific and Roadway Express. Mr. Miller holds a bachelor’s degree in Industrial Engineering and a Masters in Business Management from North Carolina State University.
Matthew O. Walsh, age 44, joined the Company in 2001 and has been our Executive Vice President, Global Corporate Development since June 2015. Prior to that, Mr. Walsh served in various corporate development and finance roles at the Company, including Senior Vice President, Corporate Development and Treasurer. From 1996 to 2001, Mr. Walsh was an investment banker at Salomon Smith Barney and Schroder & Co. Inc. both in New York and London. Between April 2012 and August 2015, he served on the Executive Committee of the Board of Directors of the American Short Line and Regional Railroad Association. Until 2011, Mr. Walsh also served on the Board of the Railroad Clearinghouse, which was established to create the administrative systems and banking function for electronic settlement of all rail industry interline freight systems. Mr. Walsh has an A.B. from Princeton University.
The Executive Officers serve at the discretion of our Board without specified terms of office.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and Section 16 Executive Officers, and any persons who beneficially own more than 10% of the Company’s stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists the Company’s Section 16 Executive Officers and directors in preparing and filing these reports with the SEC.
To the Company’s knowledge, based solely on a review of the reports filed by the Company on behalf of these individuals, the copies of such reports furnished to the Company, and written representations that no other reports were required, all Section 16(a) filing requirements were met on a timely basis during 2018, except that the Form 4 filings filed on March 7, 2018 for each of Messrs. Brown, Gallagher, Hellmann, Liucci and Walsh and Ms. Fergus that reported the acquisition of shares of Class A Common Stock of the Company underlying the 2017 performance-based restricted stock unit awards and the surrender of shares to the Company for the payment of taxes in connection therewith, were filed late due to an administrative oversight and were subsequently amended on March 29, 2019.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains the key elements of our executive compensation program and compensation decisions as they related to our Executive Officers. The Company’s Executive Officers for the fiscal year ended December 31, 2018 were:

Name	Title
John C. Hellmann	Chairman and Chief Executive Officer
Timothy J. Gallagher	Chief Financial Officer
David A. Brown	Chief Operating Officer (until February 2019)
Allison M. Fergus	General Counsel and Corporate Secretary
Matthew O. Walsh	Executive Vice President, Global Corporate Development
Executive Summary
The Compensation Committee oversees our executive compensation program and reviews and approves all compensation decisions relating to our Executive Officers. The Compensation Committee endeavors to provide a compensation program that attracts, motivates and retains our Executive Officers, is competitive within our industry and provides a substantial emphasis on Company performance and building value for our stakeholders.
Key Features of Our Executive Compensation Program
The following summary provides highlights of our executive compensation program:

	What We Do		What We Don’t Do
✓	Direct link between pay and performance using Genesee Value Added (“GVA”) methodology (as described below) that aligns business strategies with value creation	✗	No employment contracts with executives
✓	Multiple performance factors under GVA methodology discourage excessive risk-taking by removing any incentive to focus on a single performance goal	✗	No gross-up payments to cover personal income taxes or U.S. excise taxes relating to severance benefits
✓	Appropriate balance between short- and long-term compensation discourages short-term risk taking at the expense of long-term results	✗	No excessive perquisites for executives
✓	Competitive executive compensation levels that have a significant emphasis on performance-based pay	✗	No re-pricing or backdating of stock options
✓	Multi-year time horizon for long-term incentives (options, restricted stock and performance-based restricted stock units) to align executive and stakeholder interests	✗	No golden parachute severance payments
✓	Limit short- and long-term incentive payouts to 200% of target(1)	✗	No hedging or pledging of the number of shares of Class A Common Stock that are required to be held by our Executive Officers and directors to satisfy our share ownership guidelines
✓	Significant share ownership guidelines for senior executives
✓	Robust clawback policy that provides for the recovery of incentive compensation in the event of a restatement of the Company’s consolidated audited financial statements due to a material error
✓	Independent compensation consultant is retained by the Compensation Committee to advise on executive compensation matters

(1)	For awards granted in 2019, short- and long-term incentive payouts are limited to 250% of target.

2018 Performance Highlights
The safety of our employees is our number one priority. During 2018, we continued to deliver strong safety results with a combined reportable injury-frequency rate of 0.84 per 200,000 man-hours, approximately three times safer than the U.S. short line average. Our safety program also focuses on the safety and security of our train operations, and we monitor our reportable derailments worldwide in accordance with the guidelines established by the United States Federal Railroad Administration (“FRA”). During 2018, our operations achieved a consolidated reportable derailment frequency rate, defined as FRA reportable derailments per 200,000 man-hours worked, of 0.68. We are committed to continuous improvement in safety, and our goal is for every one of our subsidiaries to be injury-free, every day.
(a) Includes Freightliner Group Limited’s (“Freightliner”) 2015 safety performance, which is the year G&W acquired Freightliner.

During 2018, we continued to execute on our growth strategy that includes organic growth, acquisition or long-term lease of existing railroads, as well as investment in rail equipment and/or track infrastructure to serve new and existing customers. Of note, in 2018:

•	We added 15,000 annual carloads, or 12% of our 125,000-carload pipeline of projects through the diligent efforts of our marketing and industrial development teams;

•
We spent more than $44 million on various projects to focus on new business development to support customer growth and to enhance our operations, including the investment in two new train sets in Australia to support new contracts in New South Wales;

•
The Company’s 50% owned joint venture, CG Railways, LLC (“CG Rail”) entered into construction contracts with a Chinese shipyard to replace its two existing rail ferries. We expect the new vessels, once delivered in 2021, to provide greater capacity and generate operational efficiencies for our Mobile, AL to Coatzacoalcos, Mexico operation; and

•
The Company completed its minority investment in Cargomatic, Inc. (“Cargomatic”), a technology platform connecting truck carriers and shippers in the short-haul less than truckload (“LTL”) in drayage markets, with the goal of attaching the unique Cargomatic platform as a last-mile option at select Company operations globally.

Through these and other initiatives, for the three-year period ending December 31, 2018, the Company delivered strong returns to our stockholders. For this period, our compounded annual total stockholder return (“TSR”) was 11%, which ranked at the 78th percentile of companies in our compensation and performance peer group. While our 2018 annual TSR was lower (-6%), our performance relative to the peer group remained strong and ranked at the 72nd percentile overall.
2018 Executive Compensation Highlights
At the beginning of 2018, the Compensation Committee approved a 3% increase in base salaries for the Executive Officers and an additional 1% base salary increase for Mr. Gallagher as described below. The Compensation Committee also approved financial and safety goals pertaining to the short- and long-term incentive plans. The Compensation Committee set GVA financial targets in the annual and long-term incentive plans at a level that would make it reasonably difficult to achieve when taking into account the business environment at the time the target was established. Safety targets pertaining only to the short-term incentive plan were also set to make it reasonably difficult to achieve when compared with the historical safety results of the Company and of Class I, Class II, and Class III railroads. In addition to financial and safety targets in the short-term incentive plan, our Executive Officers were also evaluated on the basis of individual performance and departmental or other goals.
In 2018, the Executive Officers realized 100% and 65% of their target annual financial and safety bonuses, respectively, and 100% of their target annual individual performance awards, with the exception of Mr. Brown, who realized 50% of his individual performance award. This resulted in a combined executive award between 87% and 95% of target annual cash bonuses under the GVA methodology for 2018. Under our long-term incentive plan, executives realized 100% of the target performance-based restricted stock unit award granted in 2018 based on GVA financial performance. Any performance-based restricted stock units earned under this award are also subject to service requirements.
In 2017, Echelon, the Compensation Committee’s independent compensation consultant, performed a review of the Company’s peer group, which resulted in the Compensation Committee’s approval of an updated peer group, as further described under “Determination of Total Compensation - 2017 Compensation Review and Benchmarking” below. As a result, the Compensation Committee refreshed its review of the compensation benchmark data during 2017 and early 2018 and approved increases in the target cash bonuses under the GVA methodology from 75% to 80% of annual base salary for Messrs. Brown, Gallagher and Walsh, increases in the target long-term incentive program equity awards to 400% of annual base salary for Mr. Hellmann and to 200% of annual base salary for Messrs. Gallagher, Brown and Walsh, increases to the Company’s annual contributions to the Deferred Compensation Plan (“DCP”) for our Executive Officers totaling $355,667, and an additional 1% increase in the base salary of Mr. Gallagher, resulting in an aggregate increase in base salary for Mr. Gallagher of 4% in 2018. The Compensation Committee also approved an increase in the term of the stock options granted under the Omnibus Plan from five years to seven years.

Participants in the Compensation Process
Role of the Compensation Committee
The Compensation Committee, which consists of five independent directors, is responsible for developing and administering our executive compensation program. The Compensation Committee works closely with its independent compensation consultant and meets regularly (six times in 2018) to make decisions on our executive compensation program and to discuss the compensation of our Executive Officers. The Compensation Committee reports its actions to the full Board at the Board meeting following each Compensation Committee meeting. A complete description of the Compensation Committee’s authority and responsibilities can be found in our Compensation Committee Charter. You may find links to current copies of our committee charters on our website at http://ir.gwrr.com/governance.
Role of the Independent Compensation Consultant
The Compensation Committee directly engages with Echelon as its independent compensation consultant and for support on ongoing executive compensation matters. Commencing in 2017 and continuing in 2018, Echelon performed a variety of services, beginning with an in-depth review of our peer group to ensure each peer company’s continued suitability in terms of industry, size and operating complexity (the “2017 Compensation Review”), which is further described below under “Determination of Total Compensation - 2017 Compensation Review” and Benchmarking. Echelon also assessed the Company’s executive compensation levels and program design relative to our peer group and general practices for comparably sized organizations, conducted an annual assessment of risk in our executive compensation program, provided periodic updates and guidance on regulatory and governance trends impacting compensation, and reviewed compensation-related proxy disclosures. Echelon recommended certain changes to our executive compensation program and practices based on its analyses. Neither Echelon nor any of its affiliates maintain other direct or indirect business relationships with the Company or any of its affiliates other than the services provided to the Compensation Committee. Echelon’s services are provided under the direction and authority of the Compensation Committee, and all work performed by Echelon is pre-approved by the Chairman of the Compensation Committee. In February 2019, the Compensation Committee evaluated whether any work provided by Echelon raised any conflicts of interest and determined that it did not.
Role of the Chief Executive Officer
In performing its duties, the Compensation Committee meets periodically with the CEO to review compensation policies and specific levels of compensation paid to the Executive Officers and certain other key personnel. The CEO assists the Compensation Committee in evaluating the performance of the Executive Officers other than himself, establishing business performance targets and objectives and recommending salary levels and incentive awards. The CEO also works with the Chairman of the Compensation Committee to establish the agenda for the Compensation Committee meetings, and management then prepares the information required for the meetings. This information typically includes reports, data and analyses with respect to current and proposed compensation, answers to inquiries from members of the Compensation Committee and documents related to our compensation program. The Compensation Committee may also request information be provided to it by its compensation consultant to supplement management materials. As necessary, the Compensation Committee meets in executive session, without the presence of management.
Determination of Total Compensation
Compensation Philosophy
Consistent with the Company’s performance-based culture and desire to attract and retain outstanding executives, the Compensation Committee endeavors to align the Company’s executive compensation program to target total compensation that is competitive (based on the peer group identified in the 2017 Compensation Review), with the opportunity for compensation to exceed the market median in the event of noteworthy performance as reflected in annual GVA cash bonus payments, through GVA-based performance equity awards, and through the impact of share price increases on other stock-based compensation. This approach seeks to more heavily weight executive compensation to reward the creation of long-term stockholder value, rather than toward short-term financial performance. Moreover, to encourage the stability of our leadership team, several elements of our executive compensation program include multi-year vesting provisions. In addition, our executive compensation program requires our Executive Officers to retain significant ownership of the Company’s stock to further align the interests of these individuals with the interests of our stockholders.

2017 Compensation Review and Benchmarking
During 2017, the Compensation Committee requested that Echelon perform a review of the Company’s executive compensation program to ensure that it was aligned with our objectives to attract, retain and reward executives who can contribute to the Company’s long-term success, and remains consistent with general market best practices. This review included an in-depth assessment of our compensation peer group to be used for fiscal 2018 compensation and performance benchmarking purposes, and a competitive evaluation of our Executive Officers’ target total direct compensation compared to the market median.
The results of the 2017 Compensation Review performed by Echelon formed the basis of the decisions related to the changes made to the Executive Officers’ compensation for fiscal year 2018.
To assess the continued comparability of companies within our compensation peer group, and to evaluate potential new additions to the peer group, the Compensation Committee directed Echelon to consider companies with:

•	Similar revenue and market capitalizations (with comparable valuations);

•	Financial performance and asset growth rates consistent with the Company’s recent performance;

•	International operations; and

•	Other relevant attributes such as companies in the transportation industry and companies that grow through acquisitions.
As a result of this assessment, and after considering Echelon’s recommendations, the Compensation Committee approved the removal from the Company’s compensation peer group of two companies (Bristow Group, Inc. and Hornbeck Offshore Services, Inc.) as these companies were determined to no longer satisfy our predetermined financial and strategic screening criteria, most notably revenue and asset growth, a comparable market valuation, and a focus on growth through acquisitions. At the same time, the Compensation Committee approved the addition of one company (Martin Marietta Materials, Inc.) due to its high revenue and asset growth rates, comparable market valuation and acquisitive growth strategy. Following these changes, the peer group consisted of the 12 companies below for 2018:

Atlas Air Worldwide Holdings, Inc.	Kirby Corporation
Buckeye Partners, L.P.	Magellan Midstream Partners LP
Canadian Pacific Railway Ltd.	Martin Marietta Materials, Inc.
GATX Corporation	Old Dominion Freight Line Inc.
JB Hunt Transport Services, Inc.	Trinity Industries Inc.
Kansas City Southern	Westinghouse Air Brake Technologies Corporation
In its assessment, Echelon also determined that the Company was positioned relative to the peer group as follows: at approximately the 22nd percentile, 66th percentile and 28th percentile in terms of revenue, asset size and market capitalization, respectively, and well above the 75th percentile in terms of three-year compound annual growth in revenue and assets, based on publicly available data as of the end of 2016.
In July 2017, the Compensation Committee commenced its review of the compensation benchmark data obtained from our updated peer group to evaluate our Executive Officers’ positioning versus the market median and to consider whether any changes in executive target compensation were warranted for fiscal 2018. The Compensation Committee concluded that the analysis indicated that, as a group, our Executive Officers’ target total direct compensation (“TDC”), representing the sum of base salary, target short-term incentives and target long-term incentives was approximately 12% below the market median, driven primarily by below median short- and long-term incentives. In addition to the peer group comparison, the Compensation Committee also considered other factors, including, but not limited to, additional job responsibilities for each Executive Officer not necessarily represented in the peer group counterparts and relative internal pay equity among the senior executive team. Finally, the Compensation Committee obtained performance reviews of each of the Executive Officers (other than the CEO) from the CEO, and also completed a formal review of the CEO’s performance (including input from the Board and selected members of management). In that the TDC was determined to be below the market median, and in consideration of our relatively strong performance relative to peer companies during 2017 and the fact that our Executive Officers did not receive an increase in short- or long-term target incentive opportunity for 2017, on February 1, 2018, the Compensation Committee approved increases in the target cash bonuses under the GVA methodology from 75% to 80% of annual base salary for Messrs. Brown, Gallagher and Walsh. The Compensation Committee also approved increases in the target long-term incentive program equity awards to 400% of annual base salary for Mr. Hellmann and to 200% of annual base salary for Messrs. Gallagher, Brown and Walsh, as well as a 1% increase in the base salary of Mr. Gallagher.

In addition to the above and in conjunction with the establishment of 2018 compensation, the Compensation Committee also reviewed the Defined Contribution Accounts under the DCP, and approved enhancements to the contributions whereby:

•	the annual contributions are derived from projected future compensation assuming a 5% growth rate;

•	contributions will extend from age 60 to age 65; and

•	the assumed earnings rate was decreased from 9% to a long-term market rate of 6%.
As a result, the Company’s 2018 annual contributions to the DCP for all Executive Officers in total increased by approximately $355,667.
The above changes to the compensation program are intended to (1) recalibrate the executive compensation program to the updated peer group market median, (2) enhance the retention features of the Company’s compensation program for a management team that the Board wishes to retain and motivate and (3) incorporate additional best practices into the Company’s compensation program.
Except as described above, in February 2018, the Compensation Committee elected to make no other changes to the target TDC levels of our Executive Officers, other than to approve a 3% annual merit base salary increase for each Executive Officer, other than Mr. Gallagher who, as described above, received an aggregate increase of 4% in base salary in 2018.
2018 Executive Compensation Overview
Key Components and Mix of Executive Compensation
In performing its duties with respect to the establishment of 2018 compensation for our Executive Officers, in late 2017 the Compensation Committee requested that Echelon perform an updated review of our executive compensation program design to ensure that it continued to align our Executive Officers’ compensation with the Company’s business objectives, with the goal of attracting, retaining and rewarding executives with the ability to contribute to the Company’s long-term success and increase stockholder returns. As part of its review of the compensation program, Echelon also conducted a quantitative and qualitative evaluation of the Company’s executive compensation program to determine if the program may contribute to excessive risk-taking. Echelon concluded that the compensation program’s long-term focus, balanced mix of performance metrics and aggressive yet reasonable goal-setting are consistent with sound practices and did not encourage undue risk-taking.
The following table illustrates the key elements of the Company’s 2018 executive compensation program:

Element	Form/Vehicle	Time Horizon	Primary Objectives & Link to Stockholder Value
Base Salary	Cash	Annual	Fixed and competitive cash component to attract and retain our Executive Officers
Short-Term Incentives	Cash Bonus under GVA methodology	Annual	Designed to focus and motivate our Executive Officers to meet and exceed their annual financial, safety and individual goals
Long-Term Incentives	Stock Options	3-year ratable vesting; 7-year option term	Provide incentive to increase the market value of our common stock
	Time-Vested Restricted Stock	3-year ratable vesting	Promote long-term retention and support stock ownership and alignment with stockholders
	Performance-Based Restricted Stock Units (“PBRSUs”)	3-year ratable vesting	Reward achievement of long-term GVA goals and creation of stockholder value
Deferred Compensation Plan	Cash	5-year vesting of contributions	Designed to provide a supplemental retirement benefit in lieu of a traditional pension plan to Executive Officers
Other Compensation	Other benefits	Not applicable	Limited personal benefits related to 401(k), auto, life insurance and long- term disability insurance that are consistent with our peer companies

The following graphs illustrate the allocation of the key compensation elements for our CEO and for our other Executive Officers’ target compensation in 2018.
*Contributions to Defined Contribution Accounts under Deferred Compensation Plan
2018 Annual Base Salary
As discussed in the sections above, we provide base salaries to recognize the scope of responsibilities, skills, competencies, experience and individual performance of each Executive Officer. The base salary paid to each Executive Officer serves as the foundation of the overall compensation program for the executive officer, and the payouts under the annual incentive compensation plan and long-term incentive compensation programs are generally tied to, or expressed as a percentage of, base salary. The Compensation Committee reviews the base salaries of each Executive Officer on an annual basis.
When determining base salaries in February 2018, the Compensation Committee recognized that except for a 3% increase for cost of living increases in 2017, the base salaries for the Executive Officers had not otherwise been increased based on the outcome of the Compensation Committee’s 2016 benchmarking analysis and in recognition of the then challenging operating environment. The Compensation Committee acknowledged the Company’s long-term growth in revenues and earnings and the continued efforts and demands upon the Executive Officers and determined that it was appropriate to increase all 2018 Executive Officer salaries by 3% to address cost of living increases in 2018, noting that 3% was a typical salary increase in our industry (both for Class I railroads and the general railroad industry). This increase was also consistent with the increase provided to the Company’s general employee population.
In addition, based on the Compensation Committee’s benchmark review of Mr. Gallagher’s base salary in comparison to the updated peer group and for retention purposes, the Compensation Committee adjusted Mr. Gallagher’s base salary by an additional 1% for fiscal year 2018.
The base salaries for 2018 are set forth in the following table:

Name	2018 Base Salary	2017 Base Salary	Percent Increase
John C. Hellmann	$901,500	$875,243	3%
Timothy J. Gallagher	$500,000	$480,800	4%
David A. Brown	$530,450	$515,000	3%
Allison M. Fergus	$464,409	$450,883	3%
Matthew O. Walsh	$530,450	$515,000	3%

2018 Annual Incentive Compensation Program
Cash Bonuses Under the GVA Methodology
We use our annual incentive compensation program as a tool to align our Executive Officers’ interests with stockholders’ interests and to support the Company’s strategic and operational objectives. In 2018, the Compensation Committee established cash bonuses targeted at 75% to 100% of Executive Officers’ annual base salary (the “total target annual cash bonus”), with such cash bonuses based upon several components, including Company-wide financial performance as measured under our GVA methodology, Company-wide safety performance and individual performance. Our annual incentive compensation program is designed so that when the Company performs well, based on financial or safety performance targets and/or the individual performance goals being met, as applicable, the Executive Officers receive greater cash bonuses. Conversely, in the event that financial or safety performance falls below established targets, and/or individual performance goals are not met, as applicable, the Executive Officers receive lower cash bonuses (or no cash bonus).
The financial performance targets for the Company are derived based on GVA. GVA is a measure of our after-tax operating profit less a capital charge. The capital charge is calculated by multiplying the Company’s assumed long-term weighted average cost of capital by the total capital invested in the business, a particularly relevant metric for our capital-intensive railroad operations. We believe evaluating financial performance based on GVA motivates our Executive Officers and other key employees to produce results that increase stockholder value and encourages individual and team behaviors that help the Company achieve both its short- and long-term corporate objectives. The financial performance component weight ranges from 35% to 70% of the total target annual cash bonus amount depending on the Executive Officer’s responsibility for the Company’s financial results.
The Company is committed to protecting the personal well-being of our employees and the communities in which we operate, and therefore safety performance is included as a component of our annual incentive compensation program with a component weight of 15% of the total target annual cash bonus amount. We believe safe operations make the Company a more attractive place to work, reduce employee turnover, minimize high-cost injuries and insurance-related expenses and translate into efficient and profitable railroads.
The safety performance targets for the Company have two components and are derived from the ratios of (1) the number of reportable injuries per 200,000 man-hours worked and (2) reportable derailments per 200,000 man-hours worked, in each case as defined by the FRA. FRA-reportable injuries represent a verifiable way of monitoring safety and benchmarking our safety results against other railroads. FRA-reportable derailments represent a meaningful way to track improvements in our derailment frequency year-over-year. Each metric is tracked separately and aggregated to arrive at the G&W Annual Safety Performance weighted by 80% of the FRA-reportable injury frequency ratio and 20% of the FRA-reportable derailment ratio frequency, with performance for each metric measured against a target level for the year.
Individual performance targets are also included in the calculation of the total target annual cash bonus to motivate the attainment of personal goals specific to their departmental functions and responsibilities. This individual component for our Executive Officers is weighted between 15% and 50% of each executive’s target annual incentive award value, and satisfaction of individual performance objectives is assessed by Mr. Hellmann. For our CEO, whose individual performance component was weighted at 15% in his calculation of total annual cash bonus, the Board assessed Mr. Hellmann’s individual performance targets in 2018 and determined that his individual component was fully satisfied.

The following table illustrates the total target annual cash bonus amounts as a percentage of base salary established on February 1, 2018 (for fiscal year 2018) for each of our Executive Officers, the weighting assigned to each component measure and the range for the annual potential cash bonuses as a percentage of the total target annual cash bonus and as a percentage of base salary. The range for potential cash bonuses as a percentage of base salary is calculated as the product of the total target bonus amount as a percentage of base salary multiplied by the annual potential cash bonus at both zero and maximum achievement. Based on the updated peer group resulting from the 2017 Compensation Review and for retention purposes, the Compensation Committee approved increases in the target annual cash bonuses as a percentage of base salary in 2018 for Messrs. Brown, Gallagher and Walsh from 75% to 80% in order to align total target cash compensation of all Executive Officers in 2018 at approximately the 50th percentile of the updated peer group.

Name	Total Target Annual Cash Bonus Amount as a % of Base Salary	Financial Performance Component Weight		Safety Performance Component Weight		Individual Performance Component Weight		Range of Annual Cash Bonus as a % of Bonus Target	Range of Annual Cash Bonus as a % of Base Salary
		% of Total Target Annual Cash Bonus	Max Achieve- ment as a % of Base Salary	% of Total Target Annual Cash Bonus	Max Achieve- ment as a % of Base Salary	% of Total Target Annual Cash Bonus	Max Achieve-ment as a % of Base Salary
John C. Hellmann	100%	70%	140%	15%	30%	15%	15%	0% - 185%	0% - 185%
Timothy J. Gallagher	80%	70%	112%	15%	24%	15%	12%	0% - 185%	0% - 148%
David A. Brown	80%	70%	112%	15%	24%	15%	12%	0% - 185%	0% - 148%
Allison M. Fergus	75%	35%	53%	15%	23%	50%	38%	0% - 150%	0% - 113%
Matthew O. Walsh	80%	70%	112%	15%	24%	15%	12%	0% - 185%	0% - 148%
The Company calculates the actual annual cash bonus earned independently for each of the financial, safety and individual performance components, with the amounts earned for each component added together. Effective February 3, 2016, the Compensation Committee terminated the carry-forward aspect of prior year bonuses, which previously had provided for positive and negative bonus amounts to be carried forward to subsequent years’ bonus calculations, and amortized over a three-year period. Safety and financial components are each capped at 200%, and individual components are capped at 100%. All components have a minimum of zero, and financial and safety bonus payouts are based on variance from GVA financial and safety target performance as set forth in the payout regime table below:
Payout Regime

Variance from GVA Target Performance	GVA Performance Factor
110% or greater	200%
Between 102.5% and 110%	interpolated
Between 100% and 102.5%	100%
100%	100%
Between 97.5% and 100%	100%
Between 80% and 97.5%	interpolated
80% and below	0%
For 2018, as was the case in the prior years, at the beginning of the year the Compensation Committee approved annual financial and safety performance targets.
The Compensation Committee set the GVA financial performance target at a level that would make it reasonably difficult to achieve when taking into account the business environment at the time the target was established. Under our GVA methodology, financial performance is assessed in relation to the Company’s annual operating budget and budgeted invested capital. In 2018, the Executive Officers realized 100% of their target bonus for financial performance.
The safety performance target was also set at a level that would make it reasonably difficult to achieve when compared with the historical safety results of Class I, Class II and Class III railroads and at a level that encourages year-over-year safety improvements, which reflects the Company’s commitment to continuous safety improvements.

For 2018, the corporate safety targets for Executive Officers were as follows:

•	FRA-reportable injury performance target for the Company’s consolidated operations was set at 0.70 FRA reportable injuries per 200,000 man-hours worked (80% of the target safety bonus); and

•	FRA-reportable derailments performance target was set at 0.70 FRA reportable derailments per 200,000 man-hours worked (20% of the target safety bonus).
In 2018, the Company’s consolidated FRA reportable injury performance failed to meet our targets and resulted in a 53% payout for FRA reportable injuries for all Executive Officers. In 2018, FRA-reportable derailments performance was 0.68, which was not quite as favorable as 0.58 in 2017 but a positive performance relative to an aggressive target that yielded a 110% payout.
In the aggregate, in 2018, the Executive Officers realized 65% of their target bonus for safety performance based on the results for FRA reportable injuries and FRA reportable derailments.
In 2018, as a result of Mr. Brown’s reduced schedule and the transition of certain duties, Mr. Brown received 50% of his target individual performance bonus while all other Executive Officers received 100% of their target individual performance bonus based on, in the case of Mr. Hellmann, an assessment by the Board of Mr. Hellmann’s performance and, in the case of the other Executive Officers, Mr. Hellmann’s assessment of their personal performance objectives.
For each fiscal year from 2006 through 2018, actual total annual bonus payouts to Executive Officers have ranged from 14% to 200% of the targeted bonuses (excluding the impact of positive carry-forward bonus amounts that were permitted under the prior program structure). Actual corporate financial performance payouts for each fiscal year from 2006 through 2018 (13 years) met or exceeded the established targets only six times. Actual corporate safety performance payouts for each fiscal year from 2006 through 2018 (13 years) met or exceeded the established target eight times. The combined results for 2018 yielded an average aggregate bonus payout of 95% of the 2018 total target cash bonus amount for the Executive Officers, except Mr. Brown, whose aggregate bonus payout was 87% of the 2018 total target cash bonus. The Company’s 2018 performance resulted in approximately $11.8 million of annual cash bonuses for all participants in the annual incentive compensation program, with $2.3 million of such cash bonuses paid to our Executive Officers. For additional information on actual amounts of annual incentive compensation paid to Executive Officers, see the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” on page 43.
Special Bonuses
From time to time, the Compensation Committee also approves discretionary cash bonuses or equity awards to recognize extraordinary contributions by our Executive Officers or performance in a given year, as shown in the Bonus column of the “Summary Compensation Table” on page 43. In 2018, Ms. Fergus was awarded a special bonus in recognition of the successful resolution of outstanding litigation matters. Except for Ms. Fergus, no other Executive Officers received a special cash bonus or equity award during fiscal year 2018.
2018 Long-Term Incentive Compensation Program
We use our long-term incentive compensation program to provide equity awards that include a mix of performance-based and time-vested equity. The equity awards are delivered in the form of performance-based restricted stock units (“PBRSU”), stock options and restricted stock awards to our Executive Officers and other key personnel. Awards are granted to our Executive Officers at the discretion of the Compensation Committee and are based on each executive’s contribution and expected future contribution to our success, with input from the CEO with respect to Executive Officers other than himself.
Annual equity awards have provided an opportunity for Executive Officers to receive long-term incentive compensation valued at between 175% and 400% of annual base salary. These ranges were established to align long-term incentive compensation at or near the 50th percentile of the updated peer group. The actual amount of the annual equity award has been based on both individual and corporate financial performance as assessed by the CEO, with respect to Executive Officers other than himself, and based on guidance from the Compensation Committee’s independent compensation consultant. Additional considerations have included the amounts paid as annual incentive compensation, individual performance of the Executive Officers, share retention requirements and other factors that were deemed relevant by the Compensation Committee.
In accordance with the Company’s philosophy of aligning management and stockholder interests and considering the future contributions expected of our Executive Officers, and as a result of the benchmarking data based on our updated peer group, the Compensation Committee approved increases in the 2018 long-term incentive equity awards to 400% of annual base salary for Mr. Hellmann and to 200% of annual base salary for Messrs. Gallagher, Brown and Walsh. Ms. Fergus’s long-term incentive equity award was unchanged in 2018.

The 2018 target long-term incentive program equity awards for each Executive Officer as a percentage of base salary are as follows:

Name	2018 Equity Awards as a Percentage of Base Salary
John C. Hellmann	400%
Timothy J. Gallagher	200%
David A. Brown	200%
Allison M. Fergus	175%
Matthew O. Walsh	200%
For 2018, the total dollar value of annual long-term incentive compensation equity awards was approved by the Compensation Committee on February 1, 2018, and the total dollar value was delivered through a single grant on February 28, 2018, consistent with the Company’s Stock-Based Award Policy.
Performance-Based Equity Awards - PBRSUs
For fiscal 2016, the Compensation Committee approved a new PBRSU component under the Company’s Long-Term Incentive Compensation Program, which had historically been composed of 50% stock options and 50% time-vesting restricted stock. In recognition of the transition to the new form of PBRSUs, for 2016, the Compensation Committee allocated 16.7% of the total target long-term equity award opportunity to the Executive Officers to such PBRSUs. PBRSUs are generally subject to performance-based vesting and the Company determines the number of underlying shares of Class A Common Stock earned under the PBRSUs based upon the satisfaction of pre-determined financial performance targets established under the Company’s GVA methodology and determined in accordance with the payout regime described above under “— Cash Bonuses Under the GVA Methodology.” PBRSUs are also subject to time-based vesting requirements.
In February 2017 and 2018, the Compensation Committee renewed its approval of the PBRSU component under the Company’s Long-Term Incentive Compensation Program and allocated 25% of the Company’s total Long-Term Incentive Compensation equity award opportunity to the PBRSUs. The GVA performance factor for the PBRSUs granted in February 2018 was 100% based on the Company’s 2018 financial results over the performance period. The PBRSUs vest in three equal installments upon the anniversary of the date of grant, beginning with the first time-based vesting on February 28, 2019.
Time-Vested Equity Awards - Stock Options and Restricted Stock Awards
The Compensation Committee views stock options as an important component of overall executive compensation because stock options emphasize our objective of increasing stockholder value. The Compensation Committee views restricted stock awards as providing compensation that promotes retention value and a long-term financial interest in the Company. Consistent with this philosophy, for 2018, stock options comprised 50% of the total target long-term incentive award opportunity for our Executive Officers, while restricted stock awards comprised 25% of the total target long-term incentive award opportunity and the PBRSU awards comprising the remaining 25%. Both stock options and restricted stock awards were eligible to vest in three equal installments upon the anniversary of the grant, beginning with the first anniversary. On February 1, 2018, the Compensation Committee approved an increase in the term of the stock options granted under the Company’s Fourth Amended and Rested Omnibus Plan (the “Omnibus Plan”) from five to seven years to better align their term with market standards based on our updated peer group. Award values for options were calculated based on the fair value per share using the Black-Scholes valuation model on the day of grant and for restricted stock were based on the closing share price of our stock on the NYSE on the day of grant. As noted above under “—Performance-Based Equity Awards - PBRSUs,” the 2018 PBRSU awards were also subject to time-based vesting, with the first of three equal installments vesting on February 28, 2019. For additional information on the value of the 2018 long-term equity incentive awards to our Executive Officers, see the Grant Date Fair Value of Stock and Option Awards column of the “2018 Grants of Plan-Based Awards” table on page 44.
The stock option awards, restricted stock awards and performance-based equity awards for our Executive Officers and other key personnel also include standard confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and unvested restricted stock awards and disgorgement of any gains on option awards and restricted stock awards during the previous six months. The option awards, restricted stock awards and performance-based equity awards for our Executive Officers and other key personnel are also subject to acceleration of vesting upon a change of control, which the Compensation Committee believes allows our Executive Officers to focus on their responsibilities and provides security against unpredictable actions of successor corporations following a qualifying change of control of the Company. Beginning with the May 2014 equity grants, option awards and restricted stock awards are also subject to acceleration of vesting upon death or disability, in line with market practice.

Performance-Based Equity Awards Outstanding from Prior Years - TSR RSU Awards
In 2014 and 2015, the Compensation Committee approved annual Total Shareholder Return Restricted Stock Units (“TSR RSUs”) awards under the TSR RSU Program. For the TSR RSU awards, participants had the opportunity to earn up to the maximum number of TSR RSUs at the end of a three-year performance period ending on February 1, 2017 and February 1, 2018, respectively, based upon the Company’s relative TSR against two pre-established benchmarks: the peer group and the S&P 500. The TSR RSU Program provided that participants would earn specified percentages of restricted stock units based upon the Company’s relative percentile achievement of TSR over the Performance Period. The threshold performance for any payout under the TSR RSU program was not attained, and based on the market criteria, no shares were paid out under this program. As a result, no amounts under the 2014 or 2015 TSR RSUs were earned in 2018.
As a result of the Compensation Committee’s 2016 modifications to the Long-Term Incentive Compensation Program, including the adoption of the new PBRSUs, effective February 3, 2016, the TSR RSU Program was discontinued, and no future awards will be granted under this program.
Deferred Compensation Plan
Starting in 2004, we began offering the DCP. The DCP allows senior employees, including our Executive Officers, to defer receipt of their salary and/or bonus payments into accounts that mirror the gains and/or losses of several different investment funds we have selected. The Company does not offer a traditional pension plan to our Executive Officers. However, the Company has established a supplemental executive retirement benefit in the form of a Defined Contribution Account under the DCP for certain Executive Officers who do not otherwise have a pension associated with prior employment. The Compensation Committee believes supplemental executive retirement plans such as the Defined Contribution Accounts are an important part of executive compensation and are utilized by many companies that compete with the Company for executive talent, and, depending on the circumstances, may be necessary to attract or retain talented executives. Absent other retirement income, retirement benefits can be an important factor in an executive’s decision to accept or reject a new position. Annual Company contributions to the Executive Officer’s account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, each as defined under the DCP. The Company reserves the right to change the annual Company contributions made to an Executive Officer’s account from time to time, in such amount as it may determine, as a result of changes in specified assumptions.
In 2018, the Company increased the annual contributions to the Executive Officers’ Defined Contribution Accounts, other than for Mr. Brown, who has legacy pension entitlements from a prior employer. The amount of the annual Company contributions for 2018 are set forth in the table below.

Name	2018 Defined Contribution Account Contributions
John C. Hellmann	$239,258
Timothy J. Gallagher	$187,470
David A. Brown	$—
Allison M. Fergus	$110,692
Matthew O. Walsh	$123,457
Additional information regarding the Deferred Contribution Accounts is set forth in “2018 Nonqualified Deferred Compensation” below.

Other Compensation Policies, Plans and Features
Share Ownership Guidelines
The Compensation Committee first adopted share retention guidelines for the Executive Officers and other key personnel in 2005 to further align the interests of these individuals with the interests of our stockholders. Under the guidelines, the Executive Officers are expected to maintain a significant ownership position in our Class A Common Stock. The current guidelines are set forth below:

Name	Share Guideline Amount
John C. Hellmann	10x Base Salary
Timothy J. Gallagher	5x Base Salary
David A. Brown	5x Base Salary
Allison M. Fergus	5x Base Salary
Matthew O. Walsh	5x Base Salary
Notwithstanding the guidelines, Executives Officers are permitted to sell shares to finance the exercise price of a stock option, if applicable, and to settle any tax obligations in connection with the exercise of a stock option or vesting of a Company equity award. Although the share ownership guideline amount is not required to be satisfied in any particular period of time, Executive Officers are required to retain 50% of any net shares that remain following the payment of exercise prices and tax obligations related to the exercise of stock options and the payment of tax obligations following the vesting of restricted stock awards until the share guideline is satisfied. Waivers of the guidelines can be granted by the CEO for Executive Officers (other than himself) and key employees and by the Compensation Committee for the CEO. Waivers are generally granted only for serious and unforeseen hardship circumstances. In determining whether our share ownership guidelines have been met, restricted stock, shares held by a spouse or minor child who resides with the Executive Officer or key employee and shares held by a trust established for estate or tax planning purposes that is revocable by the Executive Officer, key employee or his or her spouse are considered owned. With the exception of Mr. Brown, who joined the Company in 2012, all Executive Officers currently meet the share retention guideline amounts.
Hedging/Pledging Policy
In April 2014, the Compensation Committee adopted a Hedging/Pledging Policy that is incorporated into the share ownership guidelines. Our Hedging/Pledging Policy precludes Executive Officers, other key personnel and members of the Board from hedging or pledging that number of shares of Class A Common Stock that are held to satisfy the share ownership guidelines. Shares of Class A Common Stock held by Executive Officers, other key personnel and directors in excess of the amount required to satisfy the share retention guidelines can be hedged or pledged. Any of the shares of Class A Common Stock that are hedged or pledged will not count towards the number of shares held to satisfy the share retention guidelines. The Hedging/Pledging Policy provides for a five-year phase in period to allow those Executive Officers, key employees or directors who currently hedge or pledge shares of Class A Common Stock to comply with the policy. Our CEO complied with the Hedging/Pledging Policy immediately following its adoption. All other Executive Officers are in compliance with the Hedging/Pledging Policy as of April 2019.
Compensation Clawback Policy
In 2016, the Company adopted a clawback policy which enables us, if there is an accounting restatement of the Company’s financial statements after the adoption of the policy due to an error deemed material to the previously issued financial statements, to recover from the Executive Officers and certain other key employees that portion of the performance-based equity awards and annual cash bonuses under the financial component of the GVA methodology (“incentive-based compensation”) that should not have been paid following the recalculation of awards after taking into account the restatement. Further, in the case of fraud or other misconduct by the Executive Officers or other key employees subject to the policy, the Company can recover up to 100% of any incentive based compensation under the policy.
Other Compensation Plans & Benefits
401(k) Plan
Executive Officers and other employees are entitled to participate in our 401(k) plan, which provides retirement benefits to employees and provides for employer and employee contributions. For 2018, the Company matched 100% of employee contributions to the 401(k) plan, up to the lesser of 4% of the employee’s salary and $11,000.

Stock Purchase Plan
Executive Officers and other employees who have been employed for more than one year and customarily work more than 20 hours per week are entitled to participate in our Stock Purchase Plan. Our Stock Purchase Plan permits participants to purchase our Class A Common Stock at approximately 90% of the lower of the closing price of our Class A Common Stock on the first business day of the month and the closing price on the second-to-last business day of the month. Participants in the Stock Purchase Plan may not purchase stock with an aggregate fair market value in excess of $25,000 during any calendar year or make purchases that would cause such participant to own 5% or more of the Company’s then-outstanding shares of Class A Common Stock. Stock purchases under the Stock Purchase Plan are funded through payroll deductions of up to 10% of a participant’s regular earnings. The Stock Purchase Plan is intended to encourage ownership of our Class A Common Stock by our employees at all levels of employment and thereby provide them with the incentive created by stock ownership. The Stock Purchase Plan is also intended to provide a more efficient mechanism for our employees to acquire stock ownership.
Long-Term Disability Insurance
Executive Officers and certain other employees receive coverage under our long term-disability insurance program, which provides a monthly income in the event of the executive’s disability. The Compensation Committee believes that this benefit is a normal component of a competitive executive compensation program and that it is useful to the retention of talented executives. For 2018, this coverage provided a monthly benefit of 60% of the Executive Officer’s base salary and annual incentive compensation, up to a maximum payment of $15,000 per month.
Perquisites
We provide certain of our Executive Officers with limited perquisites and other personal benefits. The Compensation Committee has reviewed and approved each of the perquisites provided to Executive Officers. While the Compensation Committee does not consider these perquisites to be a significant component of executive compensation, it recognizes that such perquisites are a factor in attracting and retaining talented executives. The Compensation Committee considered such payments to be fair and equitable under the circumstances, as well as customary market practice. Additional information with respect to the perquisites paid to our Executive Officers is set forth in the “Summary Compensation Table” below.
Continuity Agreements
The Compensation Committee believes that continuity agreements, or change of control arrangements, are necessary to attract and retain the talent necessary for our long-term success. However, the Compensation Committee does not view the potential payments payable to our Executive Officers under the applicable continuity agreements as an additional element of compensation. Rather, the Compensation Committee believes that these commitments by the Company provide security to our executives should their employment be terminated following a qualifying change of control through no fault of their own, thus allowing our executives to focus on their responsibilities to the Company.
Currently, all of our Executive Officers are parties to continuity agreements with the Company. These agreements require the Company to provide compensation to the Executive Officers as described below under “Potential Payments Upon Termination, Change of Control and Other Events” in the event of a qualifying change of control of the Company followed by either termination of the executive without cause or resignation by the executive for good reason, each as defined in the agreements, within two years following a change in control. This double trigger approach results in payment under our change of control provisions only if the Executive Officer is terminated. The Company has no continuity agreements that provide for the payment of any excise taxes due under the IRC or any other comparable taxes or that provide any gross-up payments for any taxes payable by the executives in connection with a change of control. In consideration for the payments under the continuity agreements, each executive has agreed to restrictions on his or her ability to compete for a period of 12 months following termination.
We believe our continuity agreements are generally consistent with those in our prevailing marketplace and are important for attracting and retaining executives whose leadership is critical to our long-term success and competitiveness. The components of our continuity agreements recognize that a significant portion of participating executives’ total compensation may at any point in time consist of unvested stock options or restricted stock holdings and that some measure of protection against possible but unpredictable actions of successor corporations is desirable for both the executive and the Company. Additionally, the structures of our continuity agreements help ensure management retention during any change of control. The amount of compensation payable to each Executive Officer under the continuity agreements is set forth under “Potential Payments upon Termination, Change of Control and Other Events.”
The Company has not entered into agreements with Executive Officers that provide for severance payments related to voluntary termination, involuntary, not for cause termination unrelated to a change of control, or termination for cause.

Deductibility of Compensation
Section 162(m) of the IRC generally disallows public companies from claiming a tax deduction for compensation in excess of $1 million paid to their named executive officers. For compensation paid prior to 2018 and certain “grandfathered” arrangements in place prior to November 2, 2017, the statute exempts qualifying performance-based compensation from the $1 million limitation if specified requirements are met. However, the performance-based compensation exemption was repealed, effective for taxable years beginning after December 31, 2017, such that future compensation paid to our Executive Officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The tax impact of any compensation arrangement is one factor considered by the Compensation Committee in light of the Company’s overall compensation philosophy and objectives, along with competitive and market factors. The Company expects that a portion of the compensation paid to its Executive Officers in excess of $1 million per officer will be non-deductible.
Policy on Non-Public Information and Trading in Company Stock
The Company’s Non-Public Information and Company Stock Trading Policy permits directors, Executive Officers and other key employees to trade Company securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with our legal department or pursuant to a Rule 10b5-1 plan entered into and pre-cleared during a window period.
Elements of Total Compensation - Risks and Mitigating Factors
The Compensation Committee believes that the structure of our executive compensation program provides a mix of cash and equity compensation that balances short- and long-term incentives. We believe that the different time horizons and metrics used in the annual and long-term elements of compensation provide incentives to build the Company’s business prudently and profitably over time, while encouraging retention of our top talent. In addition, each element of compensation has been designed and is administered in a manner intended to minimize potential risks to the Company. The result is a program that the Compensation Committee believes mitigates inappropriate risk taking and aligns the interests of Executive Officers with those of the Company’s stockholders. Moreover, the Compensation Committee has determined that any risks arising from the Company’s compensation policies and practices for all of its employees are not reasonably likely to have a material adverse effect on the Company.
Say-on-Pay
In 2018, stockholders supported our executive compensation programs, with approximately 95% of the votes cast for the approval of the non-binding, advisory vote on executive compensation “say-on-pay” proposal at our 2018 annual meeting of stockholders. The Compensation Committee believes this advisory vote affirms our stockholders’ continued support of the Company’s approach to executive compensation and did not make any specific changes to the program in light of the results.
2019 Compensation Program Updates
On February 26, 2019, the Compensation Committee approved a new performance-based restricted stock unit component under the Company’s Long-Term Incentive Compensation Program granted to its Executive Officers in an effort to support and enhance alignment of interests between the Company’s stockholders and its Executive Officers and to enhance the retention features of the Company’s compensation program for a management team that the Board wishes to retain and motivate.
Historically, the overall equity mix under the Company’s Long-Term Incentive Program has been composed of 50% stock options, 25% time-based vesting restricted stock awards and 25% PBRSUs that began vesting on the first anniversary of the grant date with the payout performance multiplier (ranging from 0% to 200%) tied to the Company’s GVA annual performance under its GVA methodology. Effective February 28, 2019, equity awards granted to the Executive Officers will be in the form of 50% time-based restricted stock awards vesting over three years, with one-third vesting on the anniversary of the grant date in each year, and 50% PBRSUs, with full vesting (100%) on the third anniversary of the grant date (ranging from 0% to 250%) based on the results of the Company’s financial performance over a three-year measurement period based on two performance measures, each weighted equally: Average Return on Invested Capital (measured within the GVA framework) and Cumulative Adjusted Free Cash Flow Per Share, subject to continued employment with the Company.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Compensation Committee
Mark A. Scudder, Chairman
Richard H. Bott
Cynthia L. Hostetler
Joseph H. Pyne
Hunter C. Smith

SUMMARY COMPENSATION TABLE
The following table and footnotes set forth information for the years ended December 31, 2018, 2017 and 2016 concerning compensation awarded to, earned by or paid to our Executive Officers.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total Compensation
John C. Hellmann	2018	$901,500	$—	$1,803,052	$1,802,951	$853,720	$279,072	$5,640,295
Chairman and Chief Executive Officer	2017	$875,243	$—	$4,039,369	$1,597,294	$724,324	$167,873	$7,404,103
	2016	$849,750	$—	$1,550,865	$1,550,892	$974,880	$168,630	$5,095,017
Timothy J. Gallagher	2018	$500,000	$—	$500,060	$499,981	$378,800	$231,740	$2,110,581
Chief Financial Officer	2017	$480,800	$—	$383,008	$432,706	$298,421	$119,294	$1,714,229
	2016	$466,796	$125,000	$887,131	$420,137	$401,650	$119,230	$2,419,944
David A. Brown	2018	$530,450	$—	$530,514	$530,437	$370,042	$26,645	$1,988,088
Chief Operating Officer(7)	2017	$515,000	$490,000	$330,887	$373,843	$319,649	$70,816	$2,100,195
	2016	$414,812	$50,000	$777,975	$362,987	$356,921	$40,972	$2,003,667
Allison M. Fergus	2018	$464,409	$250,000	$406,403	$406,348	$329,846	$134,050	$1,991,056
General Counsel and Corporate Secretary	2017	$450,883	$—	$349,200	$394,507	$306,673	$73,292	$1,574,555
	2016	$437,750	$50,000	$821,043	$383,050	$376,658	$68,598	$2,137,099
Matthew O. Walsh	2018	$530,450	$—	$530,514	$530,437	$401,869	$167,610	$2,160,880
Executive Vice President, Global Corporate Development	2017	$515,000	$—	$398,873	$450,610	$319,649	$520,860	$2,204,992
	2016	$500,000	$250,000	$937,567	$437,526	$430,220	$889,611	$3,444,924

(1)
Salary and bonuses are reported in the year in which the service being compensated was performed even if we paid the compensation in a subsequent year or if the executive elected to defer a portion of such compensation. In addition, due to an administrative error, a portion of the amount of the 2018 increase in base salary related to the period from January 2019 through mid-March will be paid in 2019.

(2)
Amounts reflect the discretionary bonus awarded to Ms. Fergus in 2018 in recognition of the successful resolution of outstanding litigation matters and the bonus paid to Mr. Brown in 2017 in recognition of the additional responsibilities taken on by Mr. Brown during his nine-month assignment in Australia in 2017 and for the Executive Officers, other than Mr. Hellmann, for their significant efforts in 2016 associated with the acquisitions of Providence and Worcester Railroad Company and GRail, as well as the associated public equity offering.

(3)
The amounts in the Stock Awards column reflect the aggregate grant date fair value for the PBRSUs and the aggregate grant date fair value for restricted stock granted by us in 2018, computed in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation of these awards, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. With respect to the PBRSUs, the actual shares earned at December 31, 2018 were based upon the satisfaction of certain financial performance criteria using the GVA methodology, with a payout performance multiplier of 100%.

(4)
The amounts included in the Option Awards column reflect the aggregate grant date fair value for stock options granted by us in 2018, computed in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuation of these options, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(5)
The amounts reflect the cash bonuses earned under the annual incentive compensation program based on targets that were established in early 2018 by the Compensation Committee and paid in February 2019. For a discussion of the annual incentive compensation program, see “Executive Compensation—Compensation Discussion and Analysis—2018 Annual Incentive Compensation Program–Cash Bonuses Under the GVA Methodology.”

(6)	The following table details each item of compensation of our Executive Officers for 2018 required to be included in the All Other Compensation column:

Name	Company Contributions to Defined Contribution Accounts	Company Contributions to 401(k) Plan (a)	Auto (b)	Other (c)	Total
John C. Hellmann	$239,258	$11,000	$18,415	$10,399	$279,072
Timothy J. Gallagher	$187,470	$11,000	$22,515	$10,755	$231,740
David A. Brown	$—	$11,000	$9,600	$6,045	$26,645
Allison M. Fergus	$110,692	$5,249	$13,877	$4,232	$134,050
Matthew O. Walsh	$123,457	$11,000	$11,342	$21,811	$167,610

(a)	Amounts reflect the Company’s matching contributions to the 401(k) Plan.

(b)
Amounts reflect cash payments for all annual automobile expenses, whether personal or business related. Amounts for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus reflect car leases, fuel, insurance and repairs paid on their behalf. Mr. Brown receives a monthly cash car allowance.

(c)
The amount for Mr. Hellmann represents premiums with respect to excess group life insurance, an additional term life policy and long-term disability insurance, personal travel expenses and company contributions under the executive matching plan. The amount for Mr. Gallagher represents the premiums with respect to excess group life insurance, an additional term life policy and long-term disability insurance and club dues. The amount for Mr. Brown represents premiums with respect to excess group life insurance and long-term disability insurance. The amount for Ms. Fergus represents the premiums with respect to excess group life insurance, long-term disability insurance, personal travel expenses and company contributions under the executive matching gift plan. The amount for Mr. Walsh represents $13,100 of tax preparation and professional services fees related to his temporary overseas assignment, as well as the premiums with respect to excess group life insurance and long-term disability insurance, personal travel expenses, and company contributions under the executive matching gift plan.

(7)	Mr. Brown is no longer serving as our COO effective February 8, 2019.
2018 GRANTS OF PLAN-BASED AWARDS
The following table provides information relating to estimated future payouts under non-equity incentive plan awards and grants of stock-based awards during the year ended December 31, 2018.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underly-ing Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Date of Committee Action	Thres-hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)
John C. Hellmann			$0	$901,500	$1,667,775
	2/28/18	2/1/18				0	12,966	25,932				$901,526
	2/28/18	2/1/18							12,966			$901,526
	2/28/18	2/1/18								83,588	$69.53	$1,802,951
Timothy J. Gallagher			$0	$400,000	$740,000
	2/28/18	2/1/18				0	3,596	7,192				$250,030
	2/28/18	2/1/18							3,596			$250,030
	2/28/18	2/1/18								23,180	$69.53	$499,981
David A. Brown			$0	$424,360	$785,066
	2/28/18	2/1/18				0	3,815	7,630				$265,257
	2/28/18	2/1/18							3,815			$265,257
	2/28/18	2/1/18								24,592	$69.53	$530,437
Allison M. Fergus			$0	$348,307	$522,460
	2/28/18	2/1/18				0	2,923	5,846				$203,236
	2/28/18	2/1/18							2,922			$203,167
	2/28/18	2/1/18								18,839	$69.53	$406,348
Matthew O. Walsh			$0	$424,360	$785,066
	2/28/17	2/1/18				0	3,815	7,630				$265,257
	2/28/17	2/1/18							3,815			$265,257
	2/28/17	2/1/18								24,592	$69.53	$530,437

(1)
The threshold, target and maximum amounts are established under our annual incentive compensation plan. For additional information, see “Annual Incentive Compensation Program—Cash Bonuses Under the GVA Methodology.”

(2)
Represents PBRSUs granted in 2018 under our long-term incentive program as described above in “2018 Long-Term Incentive Compensation Program.” All PBRSU awards were granted under the Company’s Omnibus Plan.

(3)	Represents restricted stock granted in 2018 under the Omnibus Plan.

(4)	Represents stock options granted in 2018 under the Omnibus Plan.

(5)
This column represents the grant date fair value of the PBRSU awards, restricted stock awards and stock option awards granted in 2018 measured in accordance with ASC Topic 718. For discussion of the assumptions made in the valuation of these awards, refer to Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The grant date fair value is the amount that we expect to expense in our financial statements over the awards’ required period of service as required under ASC Topic 718. With respect to the PBRSU awards, the estimate of the grant date fair value determined in accordance with ASC Topic 718 assumes the vesting of 100% of the target PBRSUs awarded.

Narrative Disclosure to the Summary Compensation Table and the 2018 Grants of Plan-Based Awards Table
Terms of Stock-Based Awards
Grant Date and Vesting Schedule
Prior to February 2, 2016, option and restricted stock awards granted to our Executive Officers were delivered in four equal quarterly grants during the year and generally vested in three equal installments on the anniversary of the first quarterly grant of the year. As a result of the 2016 modifications to the Company’s Stock-Based Awards Policy, effective February 2, 2016, option, restricted stock and restricted stock unit awards are delivered in one annual grant on February 28th (or, if February 28th does not fall on a trading day of the NYSE, the preceding trading day). These option, restricted stock and restricted stock unit awards will generally vest in three equal installments on the anniversary of the grant date. However, performance based equity grants and any special one-time equity grants may have a different vesting schedule. For certain of our employees, including each of the Executive Officers, the awards also accelerate upon a change of control or upon death or disability. Options granted prior to February 2018 have a five-year term, while all grants of stock options made following February 2018 have a seven-year term.
PBRSUs that were granted on February 28, 2017 settle based upon GVA performance criteria during a one-year performance period that expired on December 31, 2017, and one-third vests each year for three years beginning with the first anniversary of the grant date. PBRSUs that were granted on February 28, 2018 also settle based upon GVA performance criteria during a one-year period that expired on December 31, 2018, and one-third vests each year for three years beginning with the first anniversary of the grant date. In addition, pursuant to our PBRSU award agreements, these awards accelerate upon a change of control (subject to attainment of the performance criteria) and in the event of involuntary termination as a result of death or disability, the service-based vesting will fully accelerate although the performance-based conditions will continue to apply.
Acceleration and Forfeiture
All option, restricted stock and restricted stock unit awards include provisions for the accelerated vesting of any unvested options or unvested restricted stock and restricted stock unit awards in the event of death or disability, subject to compliance with other applicable award terms. For all other terminations, all unvested option awards are forfeited at the time of termination of employment and vested option awards are forfeited if they are not exercised within a 90-day post-termination exercise period. With respect to restricted stock, restricted stock unit and PBRSU awards, in the event of termination, the unvested or unearned portion of any award is forfeited. For option, restricted stock and restricted stock unit awards granted prior to April 2014, the Compensation Committee agreed to exercise positive discretion with respect to the acceleration of these unvested awards in the event of death and disability.
The Company has entered into continuity agreements with key employees, including each of the Executive Officers, which provide for the vesting of otherwise unvested option, restricted stock and PBRSU awards in the change of control circumstances described under “Potential Payments Upon Termination, Change of Control and Other Events.”
Covenants
Option, restricted stock and PBRSU awards for Executive Officers and other key employees include confidentiality and non-compete obligations, which if violated would result in a forfeiture of unexercised options and unvested restricted stock and PBRSU awards and disgorgement of any gains on option awards, restricted stock awards and PBRSU awards during the previous six months, or in the case of our CEO, during the previous 12 months.
Clawback Policy
Under the Company’s Clawback Policy, the Company can recover that portion of our incentive-based compensation, including the portion of the PBRSUs that should not have been paid following the recalculation of awards after taking into account the restatement. Further, in the case of fraud or other misconduct by the Executive Officers or other key employees subject to the policy, the Company can recover up to 100% of any incentive based compensation under the policy.

Other
Option awards granted under the Omnibus Plan have an exercise price equal to the closing share price of the underlying shares on the NYSE on the date of grant. In the case of Option and PBRSU awards, holders of such awards do not have any rights as stockholders with respect to such options or units, including but not limited to the right to receive cash dividends, if any, and the right to vote the common shares underlying such award at any meeting of our stockholders, until the holders become the holder of record of such shares through the exercise of such options or vesting of such units, as the case may be. In the case of our restricted stock awards, prior to the vesting of such awards, holders have all other rights of a stockholder with respect to the shares underlying the award, including, but not limited to, the right to receive cash dividends, if any, and the right to vote the common shares underlying the award at any meeting of our stockholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2018
The following table provides information regarding outstanding equity awards held by our Executive Officers at December 31, 2018.

Name			Option Awards				Stock Awards
	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (2)
John C. Hellmann	2/28/14		19,738	—	$98.92	2/27/19	—	$—	—		$—
	5/30/14		22,631	—	$97.35	5/29/19	—	—	—		—
	8/29/14		24,995	—	$98.33	8/28/19	—	—	—		—
	11/28/14		23,234	—	$98.59	11/27/19	—	—	—		—
	2/27/15		17,858	—	$103.10	2/26/20	—	—	—		—
	5/29/15		21,659	—	$82.34	5/28/20	—	—	—		—
	8/31/15		21,515	—	$68.38	8/30/20	—	—	—		—
	11/30/15		22,982	—	$69.27	11/29/20	—	—	—		—
	2/26/16		59,520	29,760	$57.12	2/25/21	9,041	669,215	—		—
	2/28/17		27,389	54,778	$74.14	2/27/22	7,181	531,538	—		—
	2/28/17	(b)	—	—	$—	—	35,416	2,621,492	—		—
	2/28/17	(c)	—	—	$—	—	—	—	5,529	(3)	409,257
	2/28/18		—	83,588	$69.53	2/27/25	12,966	959,743	—		—
	2/28/18	(d)	—	—	$—	—	—	—	12,966	(4)	959,743
			261,521	168,126			64,604	$4,781,988	18,495		$1,369,000

Name			Option Awards				Stock Awards
	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (2)
Timothy J. Gallagher	2/28/14		5,347	—	$98.92	2/27/19	—	$—	—		$—
	5/30/14		5,184	—	$97.35	5/29/19	—	—	—		—
	8/29/14		5,725	—	$98.33	8/28/19	—	—	—		—
	11/28/14		5,323	—	$98.59	11/27/19	—	—	—		—
	2/27/15		4,838	—	$103.10	2/26/20	—	—	—		—
	5/29/15		5,868	—	$82.34	5/28/20	—	—	—		—
	8/31/15		5,828	—	$68.38	8/30/20	—	—	—		—
	11/30/15		6,226	—	$69.27	11/29/20	—	—	—		—
	2/26/16		16,124	8,062	$57.12	2/25/21	2,449	181,275	—		—
	2/26/16	(a)	—	—	$—	—	8,176	605,188	—		—
	2/28/17		7,420	14,839	$74.14	2/27/22	1,945	143,969	—		—
	2/28/17	(c)	—	—	$—	—	—	—	1,498	(3)	110,882
	2/28/18		—	23,180	$69.53	2/27/25	3,596	266,176	—		—
	2/28/18	(d)	—	—	$—	—	—	—	3,596	(4)	266,176
			67,883	46,081			16,166	$1,196,607	5,094		$377,058
David A. Brown	2/28/14		4,620	—	$98.92	2/27/19	—	$—	—		$—
	5/30/14		4,479	—	$97.35	5/29/19	—	—	—		—
	8/29/14		4,947	—	$98.33	8/28/19	—	—	—		—
	11/28/14		4,597	—	$98.59	11/27/19	—	—	—		—
	2/27/15		4,180	—	$103.10	2/26/20	—	—	—		—
	5/29/15		5,069	—	$82.34	5/28/20	—	—	—		—
	8/31/15		5,036	—	$68.38	8/30/20	—	—	—		—
	11/30/15		5,378	—	$69.27	11/29/20	—	—	—		—
	2/26/16		13,931	6,965	$57.12	2/25/2021	2,116	156,626	—		—
	2/26/16	(a)	—	—	$—	—	7,265	537,755	—		—
	2/28/17		6,411	12,820	$74.14	2/27/22	1,680	124,354	—		—
	2/28/17	(c)	—	—	$—	—	—	—	1,294	(3)	95,782
	2/28/18		—	24,592	$69.53	2/27/25	3,815	282,386	—		—
	2/28/18	(d)	—	—	$—	—	—	—	3,815	(4)	282,386
			58,648	44,377			14,876	$1,101,122	5,109		$378,168

Allison M. Fergus	2/28/14		4,875	—	$98.92	2/27/19	—	$—	—		$—
	5/30/14		4,726	—	$97.35	5/29/19	—	—	—		—
	8/29/14		5,220	—	$98.33	8/28/19	—	—	—		—
	11/28/14		4,853	—	$98.59	11/27/19	—	—	—		—
	2/27/15		4,411	—	$103.10	2/26/20	—	—	—		—
	5/29/15		5,350	—	$82.34	5/28/20	—	—	—		—
	8/31/15		5,314	—	$68.38	8/30/20	—	—	—		—
	11/30/15		5,675	—	$69.27	11/29/20	—	—	—		—
	2/26/16		14,701	7,350	$57.12	2/25/21	2,233	165,287	—		—
	2/26/16	(a)	—	—	$—	—	7,668	567,585	—		—
	2/28/17		6,765	13,529	$74.14	2/27/22	1,774	131,311	—		—
	2/28/17	(c)	—	—	$—	—	—	—	1,366	(3)	101,111
	2/28/18		—	18,839	$69.53	2/27/25	2,922	216,286	—		—
	2/28/18	(d)	—	—	$—	—	—	—	2,923	(4)	216,360
			61,890	39,718			14,597	$1,080,470	4,289		$317,472

Name			Option Awards				Stock Awards
	Grant Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (2)
Matthew O. Walsh	2/28/14		4,875	—	$98.92	2/27/19	—	$—	—		$—
	5/30/14		4,726	—	$97.35	5/29/2019	—	—	—		—
	8/29/14		5,220	—	$98.33	8/28/2019	—	—	—		—
	11/28/14		4,853	—	$98.59	11/27/19	—	—	—		—
	2/27/15		4,411	—	$103.10	2/26/20	—	—	—		—
	5/29/15		5,350	—	$82.34	5/28/20	—	—	—		—
	8/31/15		6,070	—	$68.38	8/30/20	—	—	—		—
	11/30/15		6,483	—	$69.27	11/29/20	—	—	—		—
	2/26/16		16,791	8,396	$57.12	2/25/21	2,551	188,825	—		—
	2/26/16	(a)	—	—	$—	—	8,754	647,971	—		—
	2/28/17		7,727	15,453	$74.14	2/27/22	2,026	149,965	—		—
	2/28/17	(c)	—	—	$—	—	—	—	1,560	(3)	115,471
	2/28/18		—	24,592	$69.53	2/27/25	3,815	282,386	—		—
	2/28/18	(d)	—	—	$—	—	—	—	3,815	(4)	282,386
			66,506	48,441			17,146	$1,269,147	5,375		$397,858

(1)
All option, restricted stock and PBRSU awards reflected in this table were granted under the Omnibus Plan. Option and restricted stock awards generally vest ratably over three years beginning on the first anniversary of the grant date. The vesting schedule for option and restricted stock awards are set forth below. PBRSU awards were subject to performance-based vesting through December 31 of the year of grant with the payout performance multiplier (ranging from 0% to 200%) determined in accordance with the Company’s attainment of pre-determined financial performance targets established under the Company’s GVA methodology. The PBRSUs are also subject to time-based vesting over a three-year period, beginning with the first anniversary of the grant date. For additional information on the acceleration of vesting, see “Narrative Disclosure to the Summary Compensation Table and 2018 Grants of Plan-Based Awards Table” and “Potential Payments upon Termination, Change of Control and Other Events.”

Grant Date		Vesting schedule
2/26/2016		Options vest one-third each year for three years on February 26, 2017, 2018, 2019. Restricted shares vest one-half each year for two years on February 26, 2018, 2019.
2/26/2016	(a)	One-third vests each year for three years on February 26, 2019, 2020, 2021.
2/28/2017	(b)	One-third vests each year for three years on February 28, 2020, 2021, 2022.
2/28/2017	(c)	One-third vests each year for three years on February 27, 2018, 2019, 2020.
2/28/2018	(d)	One-third vests each year for three years on February 27, 2019, 2020, 2021.

(2)	The market value of stock awards that have not vested was calculated using the closing share price of our stock on the NYSE on December 31, 2018 of $74.02.

(3)
Represents the number of shares of Class A Common Stock determined to have been earned underlying the February 28, 2017 grant of PBRSUs based upon the satisfaction of certain financial performance criteria using the GVA methodology, with a payout performance multiplier of 77%.

(4)
Represents the number of shares of Class A Common Stock determined to have been earned underlying the February 28, 2018 grant of PBRSUs based upon the satisfaction of certain financial performance criteria using the GVA methodology, with a payout performance multiplier of 100%.

2018 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the amounts received by each Executive Officer upon the exercise of options or the vesting of restricted stock during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
John C. Hellmann	11,551	$16,527	21,977	$1,568,973
Timothy J. Gallagher	4,116	$5,845	5,954	$425,064
David A. Brown	3,429	$4,815	5,144	$367,236
Allison M. Fergus	2,106	$2,990	5,429	$387,585
Matthew O. Walsh	3,159	$5,679	6,101	$435,588

(1)
Option award value realized on exercise was calculated by multiplying the number of shares acquired upon exercise by the closing price of our stock on the NYSE on the exercise date and then deducting the aggregate exercise price of the option award.

(2)	Stock award value realized on vesting was calculated by multiplying the number of shares acquired upon vesting by the closing price of our stock on the NYSE on the vesting date.
2018 PENSION BENEFITS
None of our Executive Officers participate in a plan that provides specified retirement payments or benefits.
2018 NONQUALIFIED DEFERRED COMPENSATION
Our nonqualified DCP was implemented in 2004 and allows certain employees, including the Executive Officers, to defer receipt of their salary and/or bonus payments into accounts that mirror gains and/or losses of several different investment funds we have selected. The investment funds offered are similar but not identical to those offered under our 401(k) Plan. The DCP does not offer above market or preferential interest rate returns or permit participants to defer their cash compensation into our Class A Common Stock. Participant deferrals must be elected annually, with limits of 50% on base salary and 100% on bonus payments with a minimum aggregate deferral of $2,000. Investment choices may be reallocated on a daily basis, but if selections are not made, the amounts deferred will automatically be allocated to the lowest-risk fund. Accounts are adjusted daily based on the performance of each measurement fund that is selected for the participant’s account, and the account is 100% vested at the time of deferral. The DCP also allows for Company contributions and is the instrument used to allow Company and executive contributions into the Defined Contribution Accounts. The Defined Contribution Accounts are intended to provide, upon the executive’s retirement, a target benefit amount equal to a 20-year annuity with payments equivalent to 38% of the estimated final five-year average cash compensation (based on salary and target bonus objectives) of the participating executive, assuming retirement at age 65. Company contributions are funded into a rabbi trust (a grantor trust in which the grantor is the Company and the beneficiary is the executive) through investments in corporate-owned life insurance. Investments in the rabbi trust remain subject to claims from the Company’s general creditors. Contributions credited to an executive’s account are invested as the participant directs among the investment funds available from time to time under the DCP. Annual amounts contributed by the Company and credited to an executive’s account vest at the rate of 20% per year, subject to acceleration of vesting in the event of a change of control, death or disability, or eligible retirement, each as defined under the DCP. The Company reserves the right to change its contribution to an executive’s account from time to time, in such amount as it may determine, as a result of changes in specified assumptions. Participant deferral elections are irrevocable and cannot be changed during the plan year. However, there are circumstances, such as an unforeseeable financial emergency, that can be considered for suspending a participant’s current deferral election. The benefit distribution date selected may be either (i) separation of service, (ii) the attainment of a specified age, (iii) the earlier of (a) separation of service or (b) the attainment of a specified age, or (iv) the later of (a) separation of service or (b) the attainment of a specified age. If a distribution date is not specified, the benefit distribution date will be the date of separation of service. The form of payment selected for an employee’s distribution is either a lump sum or annual installments over any period an employee elects, not to exceed 15 years. No withdrawals or distributions were made in 2018.

The following table provides information regarding contributions, earnings and balances for our Executive Officers under our DCP for the year ended December 31, 2018.

Name	Executive Contribution in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
John C. Hellmann	$698,801	$239,258	$(376,072)	$—	$6,500,448
Timothy J. Gallagher	$—	$187,470	$(87,894)	$—	$1,607,346
David A. Brown(5)	$—	$—	$—	$—	$—
Allison M. Fergus	$—	$110,692	$(32,162)	$—	$646,960
Matthew O. Walsh	$—	$123,457	$(27,760)	$—	$756,707

(1)
This amount represents 96% of Mr. Hellmann’s Non-Equity Incentive Plan Compensation for 2017. Such amounts are included in the Summary Compensation Table under “Executive Compensation—Summary Compensation Table” on page 43.

(2)
The amounts represent the Company contributions into the Defined Contribution Accounts for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus. The Company’s contributions into these Executive Officers’ Defined Contribution Accounts are reflected in the “Summary Compensation Table” in the “All Other Compensation” column. For additional information on the DCP see “Executive Compensation–Compensation Discussion and Analysis–2018 Long-Term Incentive Compensation Program—Deferred Compensation Plan.”

(3)
Earnings on the Company contributions made on behalf of Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus vest over a five-year period, or earlier upon a change of control, death, disability, or eligible retirement, each as defined under the DCP. While the contribution amounts for Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus are reported in the “Summary Compensation Table,” the earnings for the Executive Officers are not, because none of the earnings in the DCP accounts are considered above market or preferential. Earnings on both personal contributions and Company contributions are calculated based on the performance of some or all of the following funds selected by Executive Officers (with their respective returns for 2018):

Fund Name	1 Year Return
FMR Co., Inc. Fid. VIP Contrafund-Select	1.55%
Capital Research AFIS Growth Class 4-Select	(0.50)%
PIMCO Managed Bond-Select	(0.60)%
Janus Henderson VIT Enterprise Svc Shares	(0.66)%
PIMCO Inflation Managed-Select	(2.15)%
Pacific Life High Yield Bond-Select	(3.27)%
Black Rock Equity Index-Select	(4.73)%
FMR Co., Inc. Fid. VIP Govt Money Market SC	(6.64)%
Morgan Stanley Real Estate-Select	(7.45)%
Oppenheimer Emerging Markets-Select	(11.99)%
Iridian Asset Management Large Cap Value-Select	(12.07)%
Frontier Capital Appreciation -Select	(14.15)%
Janus Henderson Overseas Portfolio Service Shares	(15.14)%
Alliance Bernstein Small-Cap Value-Select	(16.29)%
Northern Cross International Equity -Select	(20.57)%
Van Eck Global Hard Assets-Select	(28.28)%

(4)
Amounts represent the balance of the Executive Officer’s individual account as of December 31, 2018. As of December 31, 2018, the vested portion of Mr. Hellmann’s aggregate balance was $6,146,009, a portion of which represents Mr. Hellmann’s personal contributions in 2018 and previous years, which were immediately vested. As of December 31, 2018, the vested portion of Mr. Gallagher, Ms. Fergus and Mr. Walsh’s accounts were $1,369,401, $502,907 and $607,805, respectively. The following table provides information regarding contributions reported in a Summary Compensation Table for previous years:

Name	Amounts Previously Reported in a Summary Compensation Table
John C. Hellmann	$3,343,255
Timothy J. Gallagher	$913,674
David A. Brown	$—
Allison M. Fergus	$393,843
Matthew O. Walsh	$240,708

(5)	The Company does not contribute to a Defined Contribution Account for Mr. Brown as a result of Mr. Brown’s legacy pension entitlements from a prior employer.

POTENTIAL PAYMENTS UPON TERMINATION, CHANGE OF CONTROL AND OTHER EVENTS
Payments upon Change of Control
Currently, the continuity agreements with each of our Executive Officers provide that, upon termination of his or her employment without cause or resignation for good reason within two years following a change of control, each of our Executive Officers will receive a cash severance amount equal to three times the sum of his or her current salary plus target annual incentive compensation for that year. Additionally, the executives would be entitled to receive their accrued but unpaid base salary and annual incentive compensation. Further, pursuant to the continuity agreements, upon termination without cause or resignation for good reason within two years following a change of control, all unvested stock options and restricted stock holdings immediately become vested to the extent such acceleration does not take place earlier under the applicable plan documents.
A change of control is deemed to occur if (i) a person or outside group becomes a beneficial owner directly or indirectly of 35% or more of the combined voting power of the Company’s then outstanding securities, unless the combined voting power of the Company’s founder and Executive Officers or a group including the founder and Executive Officers exceeds 35% of the combined voting power of the Company’s then outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of the Company’s then outstanding securities, (ii) there is a merger of the Company that results in the stockholders of the Company owning less than 51% of the shares of the continuing or resulting company, a sale of 51% or greater of the Company’s assets or a liquidation or dissolution of the Company, or (iii) our incumbent Board members (or persons recommended or approved by at least two-thirds of them) cease to be a majority of the board of directors of any successor of the Company during a 12-month period.
In the event solely of a change of control, the acceleration provisions of the DCP and the award agreements under the Omnibus Plan provide for specified payments or benefits. In the event of a change of control under our DCP, participants are entitled to acceleration of unvested account balances, subject to the limitations of Section 280G of the IRC. Pursuant to the award agreements for options and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control. Pursuant to the award agreement for the PBRSU awards granted prior to December 31, 2018, during the performance period, the PBRSUs will become vested with a GVA performance factor of 100% and all remaining performance, time and other vesting restrictions will lapse. The GVA performance factor used for the vesting of PBRSUs that were granted after December 31, 2018 varies based on the timing of the vesting during the three-year performance period.
Resignation for good reason by an executive occurs if (i) the executive’s duties, titles or responsibilities decrease after a change of control, (ii) the executive’s base salary, annual incentive compensation target or annual equity compensation target is decreased after a change of control, (iii) the executive’s work location changes to a different location more than 35 miles from his or her prior work location after a change of control or (iv) the successor company fails to assume and perform the provisions under the continuity agreements. An executive can be terminated for cause upon the occurrence of (i) the willful and continued failure to perform substantially all of the executive’s duties, (ii) dishonesty in the performance of the executive’s duties, (iii) the executive’s conviction or plea of guilty, or nolo contendere, to a crime constituting a felony or a misdemeanor involving fraudulent conduct or moral turpitude, (iv) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties or any act or omission that is injurious to the financial condition or reputation of the Company or (v) the executive’s breach of the confidentiality or non-solicitation of employees and customers obligations contained in the continuity agreements.
In 2014, in an effort to align the Company’s overall compensation practices with that of the Company’s peer group and general market practices, the CEO’s and CFO’s continuity agreements were amended to eliminate the Company’s obligation to conditionally pay the 20% excise tax under the IRC for excess parachute payments and to gross up the resulting tax due for each of them in the event that their change of control payment is more than 10% above the safe harbor limit of three times the base amount under Section 280G of the IRC. Instead of the conditional payment of the excise tax and the tax gross up, the CEO’s and CFO’s revised continuity agreements now include the “Adjustment for Best After-Tax Provision” consistent with the provisions in the continuity agreements for the Company’s other Executive Officers. Under the “Adjustment for Best After-Tax Provision,” Executive Officers are entitled to receive the greater of the after-tax change of control payment, including their payment of the 20% excise tax for excess tax for excess parachute payments, or the after-tax safe harbor limit less one dollar.

The payments set forth below assume that the applicable triggering event or events occurred on December 31, 2018 and include amounts that would be received by each Executive Officer in the event of a change of control and in the event of a change of control followed by termination. For purposes of calculating the Executive Officers’ potential excess parachute payment excise taxes, the payments set forth below also assume that all severance payments would be treated as potential parachute payments under Section 280G of the IRC, without reducing the parachute payment calculations to reflect amounts that constitute reasonable compensation for services actually rendered by the Executive Officers or in consideration of their respective agreements not to engage in certain types of competitive activity following their termination of employment. Actual calculations of the Executive Officers’ parachute payments and excise tax obligations, if any, would need to be made based on the actual facts and circumstances existing at the time of the Executive Officers’ termination of employment.

Name/Event	Cash Severance Payment (1)	Acceleration of Unvested DCP Amounts	Acceleration of Unvested Options (2)	Acceleration of Unvested Stock Awards (3)	Total Payment Before Best After-Tax Provision	Adjustment for Best After-Tax Provision (4)	Total
John C. Hellmann
Change of Control (5)	$—	$355,294	$878,254	$6,150,988	$7,384,536	$—	$7,384,536
Change of Control Followed by Termination (6)	$6,262,720	$355,294	$878,254	$6,150,988	$13,647,256	$—	$13,647,256
Death/Disability (7)	$—	$355,294	$878,254	$6,150,988	$7,384,536	$—	$7,384,536
Timothy J. Gallagher
Change of Control (5)	$—	$250,710	$240,326	$1,573,665	$2,064,701	$—	$2,064,701
Change of Control Followed by Termination (6)	$3,078,800	$250,710	$240,326	$1,573,665	$5,143,501	$—	$5,143,501
Death/Disability (7)	$—	$250,710	$240,326	$1,573,665	$2,064,701	$—	$2,064,701
David A. Brown
Change of Control (5)	$—	$—	$228,143	$1,479,290	$1,707,433	$—	$1,707,433
Change of Control Followed by Termination (6)	$3,234,472	$—	$228,143	$1,479,290	$4,941,905	$(821,611)	$4,120,294
Death/Disability (7)	$—	$—	$228,143	$1,479,290	$1,707,433	$—	$1,707,433
Allison M. Fergus
Change of Control (5)	$—	$142,042	$208,819	$1,397,942	$1,748,803	$—	$1,748,803
Change of Control Followed by Termination (6)	$2,767,994	$142,042	$208,819	$1,397,942	$4,516,797	$—	$4,516,797
Death/Disability (7)	$—	$142,042	$208,819	$1,397,942	$1,748,803	$—	$1,748,803
Matthew O. Walsh
Change of Control (5)	$—	$146,907	$252,327	$1,667,004	$2,066,238	$—	$2,066,238
Change of Control Followed by Termination (6)	$3,266,299	$146,907	$252,327	$1,667,004	$5,332,537	$—	$5,332,537
Death/Disability (7)	$—	$146,907	$252,327	$1,667,004	$2,066,238	$—	$2,066,238

(1)
The cash severance payment is calculated by adding the 2018 accrued but unpaid annual incentive to three times the sum of the Executive Officers’ annual salary plus target annual incentive for each of the Executive Officers. For the purposes of the calculation, the Executive Officers’ annual salary as of December 31, 2018 was used.

(2)
The value of the accelerated vesting of stock options was calculated by multiplying the number of unvested stock options by the difference between the closing share price of our Class A Common Stock on the NYSE on December 31, 2018 of $74.02 and the exercise price of the stock option.

(3)
The value of the accelerated vesting of restricted stock was calculated by multiplying the number of unvested shares of restricted stock awarded by the closing share price of our Class A Common Stock on the NYSE on December 31, 2018 of $74.02. As of December 31, 2018, the value of the accelerated vesting of the PBRSUs was calculated by multiplying the number of unvested PBRSUs by the closing share price of our Class A Common Stock on the NYSE on December 31, 2018 of $74.02.

(4)
Mr. Brown’s after-tax change of control payment, including his payment for the 20% excise tax, would be less than the after-tax payment of the Section 280G safe harbor limit less one dollar, and his payment is therefore reduced by $821,611. Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus’ payments are within the Section 280G safe harbor limit and would not result in the payment of the excise tax. A personal federal tax rate of 46% was used in calculating the after-tax amounts for Messrs. Hellmann and Gallagher and Ms. Fergus, while a personal tax rate of 39% and 48% was used for Messrs. Brown and Walsh, respectively.

(5)
Represents payments under the provisions of the DCP, if applicable, and equity award agreements under the Omnibus Plan, which provide for payments upon a change of control exclusive of our continuity agreements. In the event of a change of control under our DCP, participants are entitled to acceleration of unvested account balances, subject to the Section 280G safe harbor provisions. In addition, pursuant to the award agreements for option and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon a change of control. As of December 31, 2018, the value of the accelerated vesting of the PBRSUs was calculated by multiplying the number of unvested PBRSUs by the closing share price of our Class A Common Stock on the NYSE on December 31, 2018 of $74.02.

(6)
Represents payments under the continuity agreements in the event of a change of control followed by termination without cause or resignation for good reason by the executive within two years of the change of control. As of December 31, 2018, the value of the accelerated vesting of the PBRSUs was calculated by multiplying the number of unvested PBRSUs by the closing share price of our Class A Common Stock on the NYSE on December 31, 2018 of $74.02.

(7)
Assuming a December 31, 2018 death or disability, Messrs. Hellmann, Gallagher and Walsh and Ms. Fergus would be entitled to the acceleration of unvested DCP account balances, subject to the Section 280G safe harbor provisions. Beginning with the May 2014 equity grants, pursuant to the award agreements for option and restricted stock awards to Executive Officers, the unvested portions of all such awards immediately vest and become exercisable upon death or disability. The value of the accelerated vesting of stock options was calculated by multiplying the number of unvested stock options by the difference between the closing share price of our Class A Common Stock on the NYSE on December 31, 2018 of $74.02 and the exercise price of the stock option. In addition, pursuant to the Executive Officers’ PBRSUs award agreements, in the event of involuntary termination as a result of death or disability, the service-based vesting will fully accelerate although the performance-based conditions will continue to apply. As of December 31, 2018, the value of the accelerated vesting of the PBRSUs was calculated by multiplying the number of unvested PBRSUs by the closing share price of our Class A Common Stock on the NYSE on December 31, 2018 of $74.02.

Payments in the Event of Retirement
In the event of retirement at December 31, 2018, none of the participating Executive Officers were entitled to acceleration of unvested DCP balances, unvested options, unvested restricted stock or unvested PBRSU awards.
CEO PAY RATIO
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of Mr. Hellmann, our CEO, to the annual total compensation of the median employee of the Company. As discussed further in our 2018 Proxy Statement, to identify our median employee for 2017, we collected information regarding annual base pay and taxable wages from the Company’s tax and/or payroll records as of December 31, 2017, which we used as our consistently applied compensation measure. Using a valid statistical sampling methodology, we identified the median pay grade and determined a group of employees that were within +/-5% of the estimated base salary median. From this group of employees, we selected our median employee by analyzing multiple years of taxable wages to ensure the identification of a median employee with stable wages.
For 2018, using October 1, 2018 as our determination date, we concluded that we could continue to use the same median employee identified in 2017 as there has been no change in the median employee population or employee compensation arrangements, or a change in the median employee’s circumstances, that we reasonably believe would significantly affect the pay ratio disclosure. Based on this analysis, for 2018:

•	The annual total compensation of our median employee was $72,546, including $15,793 in employer-provided health and welfare benefits.

•	Mr. Hellmann’s annual total compensation was $5,658,360, including $18,065 in employer-provided health and welfare benefits not included in the Summary Compensation Table.

•	Based on this information, the ratio of the annual total compensation of Mr. Hellmann to the median annual total compensation of our employees was estimated to be 78:1.

•	We note that our ratio this year is notably different from that of the prior year (101:1) as Mr. Hellmann’s annual total compensation for 2017 included a one-time retention award valued at $2,625,742.
The pay ratio disclosure presented above reflects a reasonable estimate. Because the SEC rules for identifying the median employee and calculating pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure reflected above may not be comparable to the pay ratio reported by other companies, including companies in our industry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and related footnotes set forth as of April 1, 2019 (except to the extent indicated in the footnotes to the table below) certain information concerning beneficial ownership of our stock held by (i) each stockholder known to us to own beneficially more than 5% of any class of our voting stock, (ii) each of our directors and each director nominee, (iii) each of our Named Executive Officers, and (iv) all of our directors and current Executive Officers as a group. We have calculated beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder, and the designated address of each individual listed in the table is as follows: Genesee & Wyoming Inc., 20 West Avenue, Darien, Connecticut 06820. We have omitted percentages of less than 1.0% from the table. Unless otherwise indicated, all options to purchase shares of Class A Common Stock, restricted shares, restricted stock units and DSUs were issued pursuant to the Omnibus Plan. Class A Common Stock that can be acquired upon conversion of Class B Common Stock are not included in the Class A Common Stock numbers set forth in the table below.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Percent of Vote (1)
Name and Address of Beneficial Owner	No. of Shares	Percent of Class	No. of Shares	Percent of Class
Directors and Nominees
John C. Hellmann (2)	791,264	1.39%	1,872	*	1.33%
Mark A. Scudder (3)	53,493	*	—	—	*
Øivind Lorentzen III (4)	53,462	*	—	—	*
Richard H. Bott (5)	22,294	*	—	—	*
Ann N. Reese (6)	19,089	*	—	—	*
Albert J. Neupaver (7)	11,141	*	—	—	*
Hunter C. Smith (8)	10,190	*	—	—	*
Joseph H. Pyne (9)	9,431	*	—	—	*
Cynthia L. Hostetler (10)	2,372	*	—	—	*
Bruce J. Carter (11)	1,468	*	—	—	*
Other Named Executive Officers
Matthew O. Walsh (12)	195,090	*	—	—	*
Allison M. Fergus (13)	145,360	*	—	—	*
Timothy J. Gallagher (14)	139,500	*	—	—	*
Michael O. Miller (15)	94,610	*	—	—	*
All Directors and Current Executive Officers as a Group (14 persons) (16)	1,548,764	2.71%	1,872	*	2.55%
Significant Stockholders
Mortimer B. Fuller III (17)	151,226	*	374,320	89.74%	6.42%
The Vanguard Group (18)	5,300,016	9.38%	—	—	8.74%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
BlackRock, Inc. (19)	5,173,647	9.16%	—	—	8.53%
55 East 52nd Street New York, New York 10055
Wellington Management Group LLP (20)	5,071,276	8.98%	—	—	8.36%
c/o Wellington Management Company LLP 280 Congress Street Boston, Massachusetts 02210
FMR LLC (21)	3,534,262	6.26%	—	—	5.82%
245 Summer Street Boston, Massachusetts 02210
Credit Suisse AG (22)	3,045,939	5.39%	—	—	5.02%
Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland

*	Represents less than 1.0%.

(1)
Reflects the voting power of the outstanding share holdings shown on the table as a result of the fact that Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to ten votes per share.

(2)
The amounts shown include: (1) 338,616 shares of Class A Common Stock owned by Mr. Hellmann individually; (2) 326,795 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 70,298 shares of Class A Common Stock represented by restricted stock; (4) 55,555 shares of Class A Common Stock held by a trust of which Mr. Hellmann is the investment trustee; and (5) 1,872 shares of Class B Common Stock owned by Mr. Hellmann individually. The number of shares in the table includes 238,616 shares of Class A Common Stock held in a brokerage account pledged as collateral for a personal credit facility.

(3)
The amount shown includes: (1) 46,048 shares of Class A Common Stock owned by Mr. Scudder individually; (2) 4,920 shares of Class A Common Stock that may be received for DSUs; and (3) 2,525 shares of Class A Common Stock represented by restricted stock.

(4)
The amount shown includes: (1) 27,633 shares of Class A Common Stock owned by Mr. Lorentzen individually; (2) 2,500 shares of Class A Common Stock held by a self-directed IRA; (3) 20,804 shares of Class A Common Stock that may be received for DSUs; and (4) 2,525 shares of Class A Common Stock represented by restricted stock.

(5)
The amount shown includes: (1) 11,550 shares of Class A Common Stock owned by Mr. Bott individually; (2) 8,219 shares of Class A Common Stock that may be received for DSUs; and (3) 2,525 shares of Class A Common Stock represented by restricted stock.

(6)
The amount shown includes: (1) 7,059 shares of Class A Common Stock owned by Ms. Reese individually; (2) 10,729 shares of Class A Common Stock that may be received for DSUs; and (3) 1,301 shares of Class A Common Stock represented by restricted stock.

(7)
The amount shown includes: (1) 6,544 shares of Class A Common Stock owned by Mr. Neupaver individually; (2) 2,370 shares of Class A Common Stock that may be received for DSUs; and (3) 2,227 shares of Class A Common Stock represented by restricted stock.

(8)
The amount shown includes: (1) 3,052 shares of Class A Common Stock owned by Mr. Smith individually; (2) 4,911 shares of Class A Common Stock that may be received for DSUs; and (3) 2,227 shares of Class A Common Stock represented by restricted stock.

(9)
The amount shown includes: (1) 2,984 shares of Class A Common Stock owned by Mr. Pyne individually; (2) 4,220 shares of Class A Common Stock that may be received for DSUs; and (3) 2,227 shares of Class A Common Stock represented by restricted stock.

(10)	The amount shown includes: (1) 1,071 shares of Class A Common Stock that may be received for DSUs; and (2) 1,301 shares of Class A Common Stock represented by restricted stock.

(11)
The amount shown includes: (1) 1,034 shares of Class A Common Stock that may be received for DSUs; and (2) 434 shares of Class A Common Stock represented by restricted stock units that vest within 60 days.

(12)
The amount shown includes: (1) 93,084 shares of Class A Common Stock owned by Mr. Walsh individually; (2) 85,951 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 16,055 shares of Class A Common Stock represented by restricted stock. The number of shares in the table includes 82,537 shares of Class A Common Stock held in a brokerage account pledged as collateral for a personal credit facility.

(13)
The amount shown includes: (1) 54,900 shares of Class A Common Stock owned by Ms. Fergus jointly with her spouse; (2) 77,409 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 13,051 shares of Class A Common Stock represented by restricted stock.

(14)
The amount shown includes: (1) 38,656 shares of Class A Common Stock owned by Mr. Gallagher individually; (2) 85,744 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 15,100 shares of Class A Common Stock represented by restricted stock.

(15)
The amount shown includes: (1) 16,376 shares of Class A Common Stock owned by Mr. Miller individually; (2) 64,284 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; and (3) 13,950 shares of Class A Common Stock represented by restricted stock.

(16)
See footnotes 2 through 15 to this table. The amounts shown include: (1) 704,557 shares of Class A Common Stock owned individually, jointly with a spouse or in a self-directed IRA, including 55,555 shares of Class A Common Stock which are held in trust; (2) 640,183 shares of Class A Common Stock that may be purchased pursuant to options exercisable within 60 days; (3) 1,872 shares of Class B Common Stock owned individually; (4) 145,746 shares of Class A Common Stock represented by restricted stock; (6) 434 shares of Class A Common Stock represented by restricted stock units that vest within 60 days; and (7) 58,248 shares of Class A Common Stock that may be received for DSUs.

(17)
The amounts shown include: (1) 130,000 shares of Class A Common Stock owned by Mr. Fuller individually; (2) 21,000 shares of Class A Common Stock held by two trusts one of which Mr. Fuller is the trustee and the other of which Mr. Fuller is the investment trustee; (3) 226 shares of Class A Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership; (4) 317,572 shares of Class B Common Stock owned by Mr. Fuller individually; (6) 54,000 shares of Class B Common Stock held by three trusts of which Mr. Fuller is the trustee; and (6) 2,748 shares of Class B Common Stock held by Mr. Fuller’s wife, as to which shares Mr. Fuller disclaims beneficial ownership.

(18)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2019. Vanguard has sole voting power with respect to 40,134 shares of Class A Common Stock, shared voting power with respect to 11,892 shares of Class A Common Stock, sole dispositive power with respect to 5,264,972 shares of Class A Common Stock and shared dispositive power with respect to 35,044 shares of Class A Common Stock.

(19)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 4, 2019. BlackRock has sole voting power with respect to 4,883,391 shares of Class A Common Stock and sole dispositive power with respect to 5,173,647 shares of Class A Common Stock.

(20)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by Wellington Management Group LLP (“Wellington”) and certain affiliated entities with the SEC on February 12, 2019. According to their joint Schedule 13G/A, Wellington, Wellington Group Holdings LLP and Wellington Investment Advisors Holding LLP have shared voting power with respect to 4,418,107 shares of Class A Common Stock and shared dispositive power with respect to 5,071,276 shares of Class A Common Stock; and Wellington Management Company LLP has shared voting power with respect to 4,270,246 shares of Class A Common Stock and shared dispositive power with respect to 4,867,397 shares of Class A Common Stock.

(21)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G/A filed by FMR LLC (“FMR”) and Abigail P. Johnson with the SEC on February 13, 2019. According to their joint Schedule 13G/A filing, they have sole voting power with respect to 301,732 shares of Class A Common Stock and sole dispositive power with respect to 3,534,262 shares of Class A Common Stock.

(22)
The amount and percentage shown solely with respect to the Class A Common Stock and the information contained in this footnote are based on a Schedule 13G filed by Credit Suisse AG (“Credit Suisse”) with the SEC on February 13, 2019. Credit Suisse has shared voting and dispositive power with respect to 3,045,939 shares of Class A Common Stock.

PROPOSAL TWO:
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
In response to the preference expressed by a majority of our stockholders at our 2017 Annual Meeting of Stockholders, the Company determined in May 2017 that it would hold a vote on the compensation of its named executive officers every year. Accordingly, pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these Proxy Materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed in the Proxy Statement (a “say-on-pay” vote).
While the results of the vote are non-binding and advisory in nature, the Board and the Compensation Committee value the opinions of our stockholders and intend to carefully consider the results of this vote when making future compensation decisions for our named executive officers.
The language of the resolution is as follows:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the 2019 Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosures.”
The executive compensation program for our named executive officers is based on the Company’s compensation philosophy, which seeks to reward safe operations that deliver both profitable annual results and long-term increases in stockholder value as reflected in the Company’s stock price. The Compensation Committee believes the compensation paid to each of our named executive officers is reasonable and that the structure of our executive compensation program, which more heavily weights executive compensation to reward the creation of long-term stockholder value rather than short-term financial performance, is appropriate.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy and drive shareholder value. In determining how to vote, stockholders should consider the Company’s record financial results and stock price performance over time, as well as the Company’s favorable pay practices. Highlights, which include the impact of acquisitions, are as follows:
Execution of the Company’s Safety Program
For the one-year period ended December 31, 2018:

•
The Company’s worldwide operations completed 2018 with an employee injury-frequency rate (“IFR”) of 0.84 per 200,000 hours, versus 0.83 in 2017. The Company’s operations remained approximately three times safer than the U.S. short line average.

•	80 G&W railroads were injury-free.

•
The Company’s FRA-reportable derailments performance was 0.68, which was not quite as favorable as 0.58 in 2017, but a positive performance relative to an aggressive target that yielded a 110% payout. These results are indicative of the quality of our track maintenance programs and track infrastructure.

Company Performance through Organic Growth
For the one-year period ended December 31, 2018:

•
The Company’s revenues increased in North America by 6.6%, in part, as a result of approximately 15,000 annual carloads of incremental business (out of a 125,000 carload pipeline of opportunities) and a strong U.S. economy with 10 out of 14 commodity groups increasing in volumes.

•
The Company’s revenues increased in U.K./Europe by 5.4% (on a same-railroad basis excluding the impact of foreign exchange), primarily as a result of strong U.K. intermodal traffic, increased minerals and stone traffic in the U.K and Poland, a new switching contract in Poland, and restructuring of the U.K. business to enhance the efficacy of our sales efforts.

•
The Company’s revenues were flat in Australia (excluding the impact of foreign exchange), primarily due to stronger coal and manganese shipments offsetting drought-impacted agricultural products shipments in South Australia and New South Wales and the temporary shutdown of an iron ore customer in South Australia.

Execution of the Company’s Growth Strategy
For the one-year period ended December 31, 2018:

•
The Company spent more than $44 million on various projects to focus on new business development to support customer growth and to enhance our operations, including the investment in two new train sets in Australia to support new contracts in New South Wales.

•
The Company’s 50% owned joint venture, CG Rail, entered into construction contracts with a Chinese shipyard to replace its two existing rail ferries. We expect the new vessels, once delivered in 2021, to provide greater capacity and generate operational efficiencies for our Mobile, AL to Coatzacoalcos, Mexico operation.

•
The Company completed its minority investment in Cargomatic, a technology platform connecting truck carriers and shippers in the short-haul less than truckload (“LTL”) in drayage markets, with the goal of attaching the unique Cargomatic platform as a last-mile option at select Company operations globally.

Company Financial Performance

•
In 2018, our adjusted diluted earnings per common share increased 32.3%, led by solid performance from our North American railroads where operating revenues increased 6.6% and operating income increased 12.8%.(1)

•
We believe that cash flow is the best measure of the Company’s financial performance, and we generated record cash flow in 2018. Our net cash provided by operating activities increased 15.4%, adjusted free cash flow attributable to G&W before new business investments and grant funded projects increased 20.8% and adjusted free cash flow attributable to G&W increased 12.1%. In 2018, our adjusted free cash flow before new business investments and grant funded projects of $326.0 million was 39.6% higher than our adjusted net income attributable to G&W of $233.6 million.(1)

•
For the three-year period ending December 31, 2018, our compounded annual TSR was 11%, which ranked at the 78th percentile of companies in our compensation and performance peer group. While 2018 annual TSR was lower (-6%), our performance relative to the peer group remained strong and ranked at the 72nd percentile overall.

Favorable Pay Practices

•	Nearly 79% of our CEO’s compensation is tied to Company and individual performance.

•
A significant portion of each Executive Officer’s compensation is based on performance as measured against pre-determined goals under the GVA methodology such as our after-tax operating profit (less a capital charge) and safety results (derived from ratios of the number of reportable injuries and reportable derailments to man hours worked, as defined by the Federal Railroad Administration).

•
A significant portion of an Executive Officer’s compensation is tied to the Company’s stock performance. For example, in 2018, the CEO’s cash compensation (base salary and annual incentive compensation) and equity compensation (stock options, restricted stock and performance-based stock awards) represented 31% and 64%, respectively, of the CEO’s total compensation.

•	Our equity plans prohibit repricing and backdating of stock options and contain confidentiality and non-compete obligations that protect the Company and stockholders.

•	We minimize risk-taking incentives in our executive compensation programs by putting caps on the maximum amounts that can be paid under our GVA methodology.

•
Our share ownership guidelines further align the interests of our Executive Officers with our stockholders’ as our Executive Officers are expected to maintain a significant ownership position in our Class A Common Stock.

•
Our clawback policy provides additional protection for our stockholders against Executive Officers’ retention of any ill-gotten financial gains in the event of certain accounting restatements of our financial statements.

We believe that the information provided in this proxy statement demonstrates that our executive compensation program is designed appropriately to attract and retain talented executives and to align our executives’ interests with our stockholders’ interests.
The Board of Directors unanimously recommends a vote FOR approval of the compensation paid to our named executive officers.
----------------

(1)
Adjusted diluted earnings per common share, the adjusted free cash measures of adjusted free cash flow attributable to G&W and adjusted free cash flow attributable to G&W before new business investments and grant funded projects and adjusted net income attributable to G&W are non-GAAP financial measures. For reconciliations of these non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” on pages 65 and 66 of this Proxy Statement.

PROPOSAL THREE:
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS
PwC served as our independent registered public accounting firm for our fiscal year ended December 31, 2018. In addition to the audit of the 2018 financial statements, the Audit Committee engaged PwC to perform certain other services for which it was paid fees. PwC has served as our independent registered public accounting firm since 2002. Our Audit Committee believes that the continued retention of PwC is in the best interests of the Company and its stockholders and has selected PwC as our independent registered public accounting firm for fiscal year 2019.
We are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2019. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as guidance to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
One or more representatives of PwC are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions. In addition, the representatives will have the opportunity to make a statement if they so desire.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for its fiscal year 2019.
Principal Accountant Fees and Services
Aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2017 and 2018 were:

	2017	2018
Audit fees(1)	$3,107,000	$3,576,000
Audit-related fees(2)	141,750	145,550
Tax fees(3)	—	8,000
All other fees(4)	8,000	8,900
Total	$3,256,750	$3,738,450

(1)
Audit fees for the years ended December 31, 2017 and 2018 were for professional services rendered by PwC for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting, statutory audits and assistance with review of documents filed with the SEC. The increase in audit fees for the year ended December 31, 2018 was primarily due to the incremental audit effort associated with tax reform.

(2)
Audit-related fees for the year ended December 31, 2017 were for audit, assurance and related services by PwC primarily related to the pre-adoption effort of the new revenue accounting standard. Audit-Related fees for the year ended December 31, 2018 were for audit, assurance and related services by PwC primarily related to the pre-adoption effort of the new leasing standard.

(3)	Tax fees for the year ended December 31, 2018 were for tax services rendered by PwC related to our share-based compensation plans.

(4)
All other fees for the years ended December 31, 2017 and 2018 were for products and services provided by PwC related to a license agreement for accounting research software and automated disclosure checklist.

Annually, the Audit Committee reviews and pre-approves the audit services to be provided by our independent registered public accounting firm for the fiscal year, including the financial plan for the audit fees and services. In addition, the Audit Committee annually provides pre-approval for designated types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee, subject to an annual dollar limitation and other terms specified by the Audit Committee. Any other service to be provided by the independent registered public accounting firm requires specific pre-approval by the Audit Committee. The specific services provided by the independent registered public accounting firm and the dollar amounts of fees paid for such services are reported to the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to grant pre-approvals subject to a dollar limitation. Any pre-approvals made by the Chair is summarized for the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE
The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website at http://ir.gwrr.com/governance. The Audit Committee has:

•
selected PwC as our independent registered public accounting firm to audit and report on our consolidated financial statements as of and for the year ended December 31, 2018 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”);

•	reviewed and discussed our audited financial statements for 2018 with management and with PwC, our independent registered public accounting firm;

•
discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, including the quality of the Company’s accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements; and

•
received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•
the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports; and

•	PwC, which is engaged to audit and report on the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.
Audit Committee:
Ann N. Reese, Chairman
Richard H. Bott
Bruce J. Carter
Albert J. Neupaver
Mark A. Scudder

QUESTIONS AND ANSWERS ABOUT BOARD COMMUNICATIONS, COMPANY DOCUMENTS AND STOCKHOLDER PROPOSALS

HOW CAN I COMMUNICATE WITH THE BOARD?
Stockholders and other interested parties who would like to communicate directly with our Board, our non-management directors or any individual director may do so by writing to our Corporate Secretary at Genesee & Wyoming Inc., 20 West Avenue, Darien, Connecticut 06820, and specifying whether such communication is addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.
In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, stockholders and other interested parties are encouraged to use our hotline, which is discussed below.

HOW CAN I ACCESS ELECTRONICALLY OR RECEIVE A COPY OF THE FORM 10-K?
Our Form 10-K is included in our Annual Report, which is being made available to the Company’s stockholders on the Internet at www.proxyvote.com on or around April 8, 2019.
You can also obtain, free of charge, a copy of our Form 10-K (including the financial statements and the financial statement schedules, if any) by:

•	accessing our Internet site at www.gwrr.com/investors;

•	writing to us at Genesee & Wyoming Inc., Corporate Communications, 20 West Avenue, Darien, Connecticut 06820; or

•	calling us at (203) 202-8900.
You can also obtain a copy of our Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

HOW CAN I SUBMIT A PROPOSAL FOR THE 2020 ANNUAL MEETING?
Under the SEC’s rules and regulations, in order for any stockholder proposal to be included in our proxy statement to be issued in connection with our 2020 annual meeting, that proposal must be received by our Corporate Secretary at our executive office currently located at 20 West Avenue, Darien, Connecticut 06820, no later than December 10, 2019. If that proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the proxy card issued for that annual meeting. Pursuant to our by-laws, if
stockholders wish to submit director nominations or other

business proposals, including any stockholder proposals to be included in our proxy statement, at the 2020 annual meeting certain advanced notice procedures must be followed. Such procedures require that the stockholder give timely written notice to our Corporate Secretary. To be considered timely, such notice containing required information must be in writing and be delivered to our Corporate Secretary at our principal executive offices no earlier than February 12, 2020, and no later than March 13, 2020. Failure to deliver a proposal in accordance with this procedure may result in it not being timely received.

WHAT IS HOUSEHOLDING?
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. While the Company does not household, a number of brokerage firms with account holders who are Company stockholders household proxy materials, delivering a single set of our Proxy Materials or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request, and the Company will promptly deliver, a separate copy of the Proxy Materials or Notice by writing to our Corporate Secretary at our principal executive offices, which are located at 20 West Avenue, Darien, Connecticut 06820 or by calling (203) 202-8900.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This proxy statement contains references to adjusted diluted earnings per common share (EPS), the adjusted free cash flow measures of adjusted free cash flow attributable to G&W and adjusted free cash flow attributable to G&W before new business investments and grant funded projects, and adjusted net income attributable to G&W which are “non-GAAP financial measures” as this term is defined in Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934. In accordance with these rules, G&W has reconciled these non-GAAP financial measures to their most directly comparable U.S. GAAP measures.
Management views these non-GAAP financial measures of G&W’s operating performance or, in the case of the adjusted free cash flow measures, important financial measures of how well G&W is managing its assets and useful indicators of cash flow that may be available for discretionary use by G&W. Management also views these non-GAAP financial measures as a way to assess comparability between periods. Key limitations of the adjusted free cash flow measures include the assumptions that G&W will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt.
These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measure. These non-GAAP financial measures may be different from similarly-titled non-GAAP financial measures used by other companies.
The following table sets forth a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures (in millions, except per share amounts):
Adjusted Free Cash Flow Measures

	Year Ended December 31,
	2018	2017
Net cash provided by operating activities	$553.1	$479.2
Allocation of adjusted cash flow to noncontrolling interest(a)	(21.4)	(27.6)
Adjusted net cash provided by operating activities attributable to G&W	531.7	451.6
Purchase of property and equipment, net(b)	(251.1)	(201.4)
Adjusted free cash flow attributable to G&W	$280.6	$250.2
Net cash paid for new business investments(b)	44.0	8.6
Net cash paid for grant funded projects(b)	1.4	11.0
Adjusted free cash flow attributable to G&W before new business investments and grant funded projects	$326.0	$269.8

(a)
Allocation of adjusted cash flow to noncontrolling interest (Macquarie Infrastructure and Real Assets’ (“MIRA”) 48.9% equity ownership of GWA since December 1, 2016) is calculated as (i) 48.9% of cash flow provided by operating activities of G&W’s Australian Operations, less (ii) net purchases of property and equipment of G&W’s Australian Operations. The timing and amount of actual distributions, if any, from GWA to G&W and MIRA made in any given period will vary and could differ materially from the amounts presented. During the year ended December 31, 2018, the Australia Partnership made A$65.0 million of such distributions of which A$33.2 million and A$31.8 million (or $23.6 million and $23.0 million at the applicable exchange rates at the time the payments were made) was distributed to G&W and MIRA, respectively, and no such distributions were made for the year ended December 31, 2017. G&W expressly disclaims any direct correlation between the allocation of adjusted cash flow to noncontrolling interest and actual distributions made in any given period.

(b)	See breakout below.

	Core Capital(1)	New Business Investments	Grant Funded Projects(2)	Total
Year Ended December 31, 2018
Purchase of property and equipment	$(218.2)	$(44.0)	$(21.9)	$(284.1)
Grant proceeds from outside parties	—	—	20.5	20.5
Insurance proceeds for the replacement of assets	3.0	—	—	3.0
Proceeds from disposition of property and equipment	9.5	—	—	9.5
Purchase of property and equipment, net	$(205.7)	$(44.0)	$(1.4)	$(251.1)

	Core Capital(1)	New Business Investments	Grant Funded Projects(2)	Total
Year Ended December 31, 2017
Purchase of property and equipment	$(188.6)	$(8.7)	$(31.2)	$(228.5)
Grant proceeds from outside parties	—	0.1	20.2	20.2
Insurance proceeds for the replacement of assets	1.6	—	—	1.6
Proceeds from disposition of property and equipment	5.2	—	—	5.2
Purchase of property and equipment, net	$(181.8)	$(8.6)	$(11.0)	$(201.4)

(1)
Core capital expenditures represents purchases of property and equipment as presented on the Consolidated Statement of Cash Flow in our consolidated financial statements for the fiscal year ended December 31, 2018 contained in our Annual Report on Form 10-K, less grant proceeds from outside parties, insurance proceeds for the replacement of assets and proceeds from disposition of property and equipment, each of which as presented on the Consolidated Statement of Cash Flows, less new business investments and grant funded projects.

(2)
Grant funded projects represents purchases of property and equipment for projects partially or entirely funded by outside parties, net of grant proceeds from outside parties as presented on the Consolidated Statement of Cash Flows.

Adjusted Net Income Attributable to G&W and Adjusted Diluted EPS

	Income Before Income Taxes	Provision for/(Benefit from) Income Taxes	Net Income Attributable to G&W	Diluted EPS
Year Ended December 31, 2018
As reported	$318.9	$64.5	$244.4	$4.03
Adjusted for:
Corporate development and related costs	0.8	0.2	0.6	0.01
Restructuring and related costs	15.1	2.9	12.2	0.20
Credit facility refinancing-related costs	2.7	0.7	2.0	0.03
Gain on settlement	(7.3)	(2.2)	(2.6)	(0.04)
Loss on sale of business	1.4	—	1.4	0.02
Canadian railroad lease return costs	2.1	0.6	1.5	0.02
Gain on sale of investment	(1.4)	(0.4)	(1.0)	(0.02)
2017 Short Line Tax Credit	—	31.6	(31.6)	(0.52)
Prior period tax adjustment	—	(5.1)	5.1	0.08
Impact of the Tax Cuts and Jobs Act of 2017	—	(1.6)	1.6	0.03
Adjusted	$332.3	$91.2	$233.6	$3.85

Year Ended December 31, 2017
As reported	$295.5	$(261.3)	$549.1	$8.79
Adjusted for:
Corporate development and related costs	11.9	4.3	8.1	0.13
Restructuring costs	10.2	1.0	9.0	0.14
Australia impairment and related costs	4.9	1.5	1.8	0.03
Buyout of Freightliner deferred consideration agreements	(8.9)	—	(8.9)	(0.14)
Gain on sale of investment	(1.6)	(0.7)	(1.0)	(0.02)
U.K. coal restructuring and related charges	(1.1)	(0.2)	(0.9)	(0.01)
Impact of United States Tax Cuts and Jobs Act enactment	—	371.9	(371.9)	(5.96)
Reconciliation of unrecognized tax benefits	—	3.3	(3.3)	(0.05)
Adjusted	$310.9	$119.8	$182.0	$2.91

OTHER MATTERS
Our Board does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the proxyholders will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

GENESEE & WYOMING INC.
ATTN: SECRETARY
20 WEST AVENUE
DARIEN, CT 06820

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 21, 2019 (May 20, 2019 for participants of the Company's employee stock purchase plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 21, 2019 (May 20, 2019 for participants of the Company's employee stock purchase plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxy cards must be received no later than May 21, 2019 (May 20, 2019 for participants of the Company's employee stock purchase plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E69946-P22521 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENESEE & WYOMING INC.

The Board of Directors recommends you vote FOR the following nominees:

Nominees:	**For**	**Against**	**Abstain**
1a. Richard H. Bott	☐	☐	☐
1b. Øivind Lorentzen III	☐	☐	☐
1c. Mark A. Scudder	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign and date. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E69947-P22521

GENESEE & WYOMING INC.

Annual Meeting of Stockholders to be held on Wednesday, May 22, 2019 10:00 A.M. EDT

This Proxy is solicited on behalf of the Board of Directors for the 2019 Annual Meeting of Stockholders

The undersigned hereby appoints ALFRED Q. RICOTTA and TIMOTHY J. GALLAGHER, and each of them, proxies for the undersigned, with power of substitution, to represent and vote as designated on the reverse side of this card all shares of Class A Common Stock and all shares of Class B Common Stock (if any) of GENESEE & WYOMING INC. (the "Company") held of record by the undersigned on April 1, 2019, at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Stamford Hotel, 700 East Main Street, Stamford, Connecticut 06901, on Wednesday, May 22, 2019 at 10:00 A.M. EDT, or at any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement and Annual Report describing more fully the proposals set forth herein.

This Proxy, when properly executed, will be voted as specified by the undersigned. This Proxy revokes any prior proxy given by the undersigned. **If the Proxy is signed but no direction is given, such Proxy will be voted FOR the election of the three nominees for director listed on the reverse side of this card and FOR Proposals 2 and 3 and it will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.**

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)